UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.               )

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3D SYSTEMS CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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3D SYSTEMS CORPORATION

333 Three D Systems Circle
Rock Hill, SC 29730

April 30, 2007

Dear Fellow Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of 3D Systems Corporation scheduled to be held on Tuesday, May 15, 2007, at 10:00 a.m., Eastern Daylight Time, at our offices at 333   Three D Systems Circle, Rock Hill, South Carolina 29730. Your Board of Directors and senior management look forward to greeting you at the meeting.

At the meeting, you will be asked to elect the whole Board of Directors to serve until the next Annual Meeting and to ratify the selection of BDO Seidman, LLP as the Company’s independent registered public accounting firm for 2007. These proposals are important, and we urge you to vote in favor of them.

Regardless of the number of shares of Common Stock that you own, it is important that your shares are represented and voted at the Annual Meeting. Votes may be cast by telephone or by mail. Instructions for voting by telephone are set forth in the attached Proxy Statement and on the enclosed proxy card. You may vote your shares by mail by signing, dating and mailing the enclosed proxy card in the enclosed postage-paid return envelope. Regardless of whether you plan to attend the Annual Meeting, we encourage you to vote your shares by proxy in case your plans change. Please vote today to ensure that your votes are counted.

On behalf of your Board of Directors, we thank you for your continued support.

Sincerely,

Abraham N. Reichental
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 15, 2007

The Annual Meeting of Stockholders of 3D Systems Corporation, a Delaware corporation (the “Company”), will be held on Tuesday, May 15, 2007, at 10:00 a.m., Eastern Daylight Time, at the Company’s offices at 333 Three D Systems Circle, Rock Hill, South Carolina 29730, for the following purposes:

•                    To elect the whole Board of Directors;

•                    To ratify the appointment of BDO Seidman, LLP as our independent registered public accounting firm for 2007; and

•                    To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on March 20, 2007 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting. A copy of our Annual Report on Form 10-K is enclosed, and additional copies of the attached Proxy Statement and Annual Report are available upon request.

We urge you to attend the Annual Meeting so we can review the past year with you, listen to your suggestions, and answer any questions you may have. It is important that as many stockholders as possible are represented at the Annual Meeting, so please review the attached Proxy Statement promptly and vote your shares today by following the instructions for voting in the attached Proxy Statement and on the enclosed proxy card. Even if you plan to attend the Annual Meeting in person, please vote today to ensure that your votes are counted, in case your plans change. If you are a stockholder of record and attend the Annual Meeting in person, you will be able to vote your shares personally at the meeting if you so desire, even if you previously voted.

By Order of the Board of Directors

Robert M. Grace, Jr.
Secretary

Rock Hill, South Carolina
April 30, 2007

3D SYSTEMS CORPORATION

333 Three D Systems Circle

Rock Hill, South Carolina 29730

PROXY STATEMENT

Dated April 30, 2007

For the Annual Meeting of Stockholders
To Be Held on May 15, 2007

GENERAL INFORMATION

Our 2007 Annual Meeting of Stockholders (the “Annual Meeting”) is scheduled to be held at our offices at 333 Three D Systems Circle, Rock Hill, South Carolina 29730 at 10:00 a.m., Eastern Daylight Time, on May 15, 2007. We are furnishing this Proxy Statement to the holders of our Common Stock in connection with the solicitation of proxies by our Board of Directors for use at the Annual Meeting and any adjournments or postponements thereof. This Proxy Statement and the enclosed proxy card are first being mailed to stockholders on or about May 2, 2007.

VOTING SECURITIES

Our only class of outstanding voting securities is our Common Stock, par value $0.001 per share (the “Common Stock”). As of the close of business on March 20, 2007, the record date for the Annual Meeting, there were 19,152,169 shares of Common Stock issued and outstanding. Holders of record of shares of our Common Stock outstanding as of the record date are entitled to notice of and to vote at the Annual Meeting.

Each share of Common Stock is entitled to one vote on each matter to be voted on at the Annual Meeting.

VOTING MATTERS

Your vote is very important. Stockholders of record may vote by telephone or by mail. A toll-free telephone number is included on the enclosed proxy card for telephone voting. If you wish to vote by mail, you may use the enclosed proxy card and the enclosed postage-paid return envelope. You may save us the expense of a second mailing if you vote promptly.

Record Date

The Board of Directors has fixed the close of business on March 20, 2007 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting. As required by Delaware law, a list of the stockholders of record as of the record date will be kept at our principal office at 333 Three D Systems Circle, Rock Hill, South Carolina 29730 for a period of ten days prior to the Annual Meeting.

Quorum

A majority of the outstanding shares of Common Stock present in person or represented by proxy will constitute a quorum for the transaction of business at the Annual Meeting.

Vote Required

The votes required to approve the matters to be considered at the Annual Meeting are as follows:

•                    Election of Directors.   The directors are elected by a plurality of the votes cast in the election.

•                    Ratification of Selection of Auditors.   The ratification of the appointment of the independent registered public accounting firm must be approved by the affirmative vote of the holders of a majority of the votes cast at the Annual Meeting.

•                    Voting on Other Matters.   If any other matters are properly presented for consideration at the Annual Meeting, the proxy holders named on the enclosed proxy card will have the discretion to vote your shares on those matters in accordance with the Board of Directors’ recommendations on any such matters. If the Board of Directors does not make a recommendation on any such matters, the proxy holders will be entitled to vote in their discretion on those matters. We do not know of any other matters to be presented for consideration at the Annual Meeting.

Voting Policies

Regardless of the method by which you vote, if you specify how your shares are to be voted on a matter, the shares represented by your proxy will be voted in accordance with your instructions. If you grant an otherwise valid proxy without giving specific voting instructions, your shares will be voted FOR the election of the director nominees described below and FOR the ratification of the selection of the Company’s independent registered public accounting firm.

If you hold your shares in a brokerage account or bank or through another nominee holder, you are considered the “beneficial owner” of shares held in “street name,” and these proxy materials are being forwarded to you by your broker or other nominee holder along with a voting instruction card. As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares, and that party is required to vote your shares in accordance with your instructions.

Multiple Accounts

If you hold shares in more than one account, shares that are registered in different names or shares that are held through one or more banks, brokerage firms or other nominees, you may receive more than one proxy card or voting instruction card for shares that you own. Please sign, date and return all proxy cards and voting instruction cards that you receive to ensure that all of your shares are represented and voted at the Annual Meeting. If you are a record stockholder, you may also vote by telephone as described below. Finally, if you hold shares through a nominee, you may also be given the alternative of voting by telephone or via the internet.

Householding; Delivery of Documents to Security Holders Sharing an Address

We are delivering this Proxy Statement and our 2006 Annual Report on Form 10-K to all stockholders of record as of the record date for the Annual Meeting.

We will promptly deliver an additional copy of the 2006 Annual Report on Form 10-K and Proxy Statement to street-name stockholders in a single household who participate in a “householding” program upon their request to receive separate copies in the future. Instructions to request additional copies of these documents should be provided on the voting instruction form sent to them by their bank, broker or other holder of record.

Street-name stockholders who are receiving multiple copies may request that only a single set of materials be sent to them in the future by following the householding instructions on the voting instruction form provided to them by their bank, broker or other nominee holder. Alternatively, street-name stockholders whose nominee holders utilize the services of Broadridge Financial Solutions, Inc. (as indicated on the voting instruction form sent to them) may send written instructions to Householding Department, 51 Mercedes Way, Edgewood, New York 11717 or call (800) 542-1061. The instructions must include the stockholder’s name and account number and the name of the bank, broker or other nominee holder. Otherwise, street-name stockholders should contact their bank, broker or other nominee holder.

Similarly, street-name stockholders residing in the same household may receive only one annual report and proxy statement if they have previously made a householding election furnished to them by their bank, broker or other nominee holder to deliver only one copy to them. This process, by which only one annual report or proxy statement, as the case may be, is delivered to multiple security holders sharing an address is called “householding.”  Householding may provide convenience for stockholders and cost savings for companies. Once initiated, householding may continue until one or more of the stockholders within the household provide instructions to the contrary to their nominee.

Copies of this Proxy Statement and our 2006 Annual Report on Form 10-K are available upon request by calling (803) 326-4010 or by writing to Investor Relations, 3D Systems Corporation, 333 Three D Systems Circle, Rock Hill, South Carolina 29730.

Voting by Telephone

For stockholders of record, you may vote by calling the toll-free number listed on the proxy card. Telephone voting is available 24 hours a day, seven days a week, except that no telephone votes will be accepted after Midnight, Eastern Daylight Time, on Monday, May 14, 2007, the day prior to the Annual Meeting.

Easy-to-follow voice prompts allow you to vote your shares and confirm that your voting instructions have been properly recorded. Our telephone voting procedures are designed to authenticate stockholders by using the individual control numbers provided on each proxy card. Accordingly, please have your proxy card available when you call. If you vote by telephone, you do not need to return your proxy card. Please see the enclosed proxy card for additional telephone voting instructions.

Voting by Mail

If you are a stockholder of record and choose to vote by mail, simply mark, sign and date the enclosed proxy card, and return it in the enclosed postage-paid envelope. As stated above, if you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be voted FOR the nominees for election to the Board of Directors described below and FOR the ratification of the selection of BDO Seidman, LLP as our independent registered public accounting firm for 2007, as described below. On any other matters that properly may come before the Annual Meeting, your proxy will be voted as recommended by the Board of Directors or, if no recommendation is made, in the discretion of the proxy holders named on the enclosed proxy card.

If You Wish to Revoke Your Proxy

Regardless of the method you use to vote, you may revoke your proxy at any time before your shares are voted at the Annual Meeting by:

•                    voting by telephone at a later time;

•                    submitting a properly signed proxy with a later date; or

•                    voting in person at the Annual Meeting if you are a stockholder of record (or hold a valid proxy from the nominee who holds your shares in their name.)

Please remember that, as described above, there will be no telephone voting available after Midnight, Eastern Daylight Time, on Monday, May 14, 2007, the day prior to the Annual Meeting.

Voting in Person at the Annual Meeting

Any stockholder of record may vote in person at the Annual Meeting whether or not he or she has previously voted, and regardless of whether the prior vote was by telephone or by mail. If you hold your shares in “street name,” that is, if you hold your shares through a bank, broker or other nominee holder, you must obtain a written proxy, executed in your favor, from the nominee holding your shares in order to vote your shares in person at the Annual Meeting.

Abstentions; Broker Non-Votes

Abstentions, votes withheld and broker non-votes will be treated as being present for the purpose of determining the presence of a quorum at the Annual Meeting. A “broker non-vote” occurs when a bank, broker or other nominee holder has not received voting instructions with respect to a particular matter and the nominee holder does not have discretionary authority to vote on that matter.

In the election of directors, the seven director nominees receiving the most affirmative votes out of the shares of Common Stock present or represented and entitled to vote at the meeting will be elected as directors. The affirmative vote of a majority of the shares of Common Stock present or represented and entitled to vote is required to ratify the selection BDO Seidman, LLP as our independent registered public accounting firm for 2007.

Abstentions and broker non-votes will have no effect on the election of directors. With respect to the ratification of our selection of BDO Seidman, LLP as our independent registered public accounting firm for 2007, any abstentions will have the effect of a vote against the proposal and any broker non-votes will have no effect on the proposal.

Stockholder Proposals for the 2008 Annual Meeting

Under Rule 14a-8 of the Securities Exchange Act of 1934, as amended, certain stockholder proposals may be eligible for inclusion in our proxy statement and form of proxy. The date by which we must receive stockholder proposals to be considered for inclusion in the proxy statement and form of proxy for the 2008 Annual Meeting of Stockholders is January 1, 2008 (or if the date of the 2008 Annual Meeting is changed by more than 30 days from May 15, 2008, a reasonable time before we begin to print and mail the proxy materials for the 2008 Annual Meeting).

Our By-Laws set forth certain procedures that stockholders must follow in order to properly nominate a person for election to the Board of Directors or to present any other business at an annual meeting of stockholders, other than proposals included in our proxy statement pursuant to Rule 14a-8. In addition to any other applicable requirements, to properly nominate a person for election to the Board of Directors or for business to be properly brought before the 2008 Annual Meeting by a stockholder, a stockholder of record must give timely notice thereof in proper written form to the Corporate Secretary of the Company. To be timely, a stockholder’s notice to the Corporate Secretary must be received at our principal office between February 17, 2008 and March 18, 2008, provided that, if the 2008 Annual Meeting is called for a date that is not within 30 days before or after May 15, 2008, then the notice by the stockholder must be so received a reasonable time before we mail our proxy statement for the 2008 Annual Meeting. The notice also must contain specific information regarding the nomination or the business proposed to be brought before the meeting, as set forth in our By-Laws. The By-Law provisions relating to advance notice of business to be transacted at annual meetings are contained in Section 2.13 of our By-Laws, which are available on our website and can be viewed by going to www.3DSystems.com and clicking on the “Corporate Governance” tab and then selecting the document titled “Amended and Restated By-Laws” from the list of documents on the web page.

Stockholder Nominees to the Board

Our Corporate Governance and Nominating Committee will consider director nominees recommended by stockholders in accordance with a policy adopted by the Board. Recommendations should be submitted to the Corporate Secretary of the Company in writing at our offices in Rock Hill, South Carolina, along with additional required information about the nominee and the stockholder making the recommendation. A copy of our stockholder nomination policy is posted on our website, which can be viewed by going to www.3DSystems.com and clicking on the “Corporate Governance” tab and then selecting the document titled “Policy and Procedure for Shareholders Nominees to the Board” from the list of documents on the web page.

The Corporate Governance and Nominating Committee and the Board have also approved qualifications for nomination to the Board. In determining whether to recommend particular individuals to the Board, the Committee will consider, among other factors, a director’s ethical character, a director’s experience and diversity of background as well as whether a director is independent under applicable listing standards and financially literate. A complete copy of our “Qualifications for Nominations for the Board” is posted on our website at www.3DSystems.com under the “Corporate Governance” tab. The process by which the Committee identifies and evaluates nominees for director is the same regardless of whether the nominee is recommended by a stockholder.

When the Board or the Committee has identified the need to add a new Board member with specific qualifications or to fill a vacancy on the Board, the chairman of the Committee will initiate a search, seeking input from other directors and senior management and hiring a search firm, if necessary. The initial list of candidates that satisfy the specific criteria, if any, and otherwise qualify for membership on the Board will be identified by the Committee. At least one member of the Committee (generally the chairman) and the Chief Executive Officer will interview each qualified candidate. Other directors will also interview the candidate if possible. Based on a satisfactory outcome of those reviews, the Committee will make its recommendation for approval of the candidate to the Board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth (a) as of the date indicated in the applicable Schedule 13D or 13G with respect to each person identified as having filed a Schedule 13D or 13G and (b) as of the record date for the Annual Meeting with respect to the other persons listed in the table, the number of outstanding shares of Common Stock and the percentage beneficially owned:

•                    by each person known to us to be the beneficial owner of more than five percent of our Common Stock;

•                    by each current director, nominee for election as a director and each executive officer identified in the Summary Compensation Table; and

•                    by all of our directors and executive officers identified below as a group.

Except as otherwise indicated in the footnotes to the table, and subject to any applicable community property laws, each person has the sole voting and investment power with respect to the shares beneficially owned. The address of each person listed is in care of 3D Systems Corporation, 333 Three D Systems Circle, Rock Hill, South Carolina 29730, unless otherwise noted.

	Shares of Common Stock Beneficially Owned(1)
Name and Address of Beneficial Owner	Number of Shares		Percentage Ownership
St. Denis J. Villere & Company, L.L.C	3,268,205	(2)	17.1%
210 Baronne Street, Suite 808, New Orleans, Louisiana 70112
T. Rowe Price Associates, Inc.	2,693,490	(3)	14.1%
100 East Pratt Street Baltimore, Maryland 21202
The Clark Estates, Inc.	2,223,157	(4)	11.6%
One Rockefeller Plaza New York, New York 10020
Daruma Asset Management, Inc.	1,332,525	(5)	7.0%
80 East 40th Street, 9th Floor New York, New York 10018
Miriam V. Gold	69,300	(6)	*
Charles W. Hull	436,505	(7)	2.3%
Jim D. Kever	158,782	(8)	*
G. Walter Loewenbaum, II	1,540,580	(9)	7.9%
Kevin S. Moore	2,273,807	(10)	11.7%
Abraham N. Reichental	574,106	(11)	2.9%
Richard C. Spalding	47,188	(12)	*
Daniel S. Van Riper	8,323	(13)	*
Robert M. Grace, Jr.	67,512	(14)	*
Kevin P. McAlea	145,728	(15)	*
Fred R. Jones	110,028	(16)	*
All directors and executive officers as a group (16 persons)	5,598,255	(17)	26.9%

*                    Less than one percent

       (1) Percentage ownership is based on 19,152,157 shares of Common Stock outstanding and entitled to vote as of the record date for the Annual Meeting. Common Stock numbers include, with respect to the stockholder in question, (a) Common Stock issuable upon exercise of vested options or unvested options that vest and become exercisable within 60 days after the record date for the Annual Meeting and (b) Common Stock issuable upon conversion of outstanding 6% convertible subordinated debentures, all of which are currently convertible into Common Stock.

       (2) St. Denis J. Villere & Company is a Louisiana limited liability company and an investment advisor registered under the Investment Advisors Act of 1940. As of December 31, 2006, Villere was deemed to have or to share voting or dispositive power over and therefore to own beneficially 3,268,205 shares of Common Stock. Of that amount, Villere had sole voting and dispositive power over 355,297 shares of Common Stock and shared voting and dispositive power over 2,912,908 shares of Common Stock. Information regarding the beneficial ownership of our securities by Villere is taken from the most recent Amendment to the Schedule 13G filed by Villere dated April 3, 2007.

       (3) These securities are owned by various individual and institutional investors, including T. Rowe Price Small-Cap Value Fund, Inc. (which owns 1,320,624 shares of Common Stock directly and 451,866 shares of Common Stock issuable upon conversion of 6% convertible subordinated debentures, representing in the aggregate 9.0% of the shares of the Common Stock outstanding assuming such conversion), for which T. Rowe Price Associates, Inc. serves as investment advisor with sole power to vote or direct the voting of the securities. For purposes of the reporting requirements of the Exchange Act, T. Rowe Price is deemed to be a beneficial owner of these securities. However, T. Rowe Price expressly disclaims that it is the beneficial owner of these securities. Information regarding the beneficial ownership of our securities by T. Rowe Price, other than ownership of the 6% convertible subordinated debentures, is taken exclusively from Amendment No. 5 to the Schedule 13G filed by T. Rowe Price dated February 14, 2007.

       (4) Consists of (a) 1,928,461 shares of outstanding Common Stock, and (b) 294,696 shares of Common Stock issuable upon conversion of 6% convertible subordinated debentures. The Clark Estates, Inc. is a private investment firm. Kevin S. Moore, one of our directors, is the President and a director of that firm and is the President of Ninth Floor Corporation, which is the general partner of Clark Partners I, L.P. The Clark Estates, Inc. provides management and administrative services to Clark Partners I, L.P., which in turn owns certain of our securities. Information regarding the beneficial ownership of our securities by The Clark Estates, Inc. is taken from Amendment No. 6 to the Schedule 13D filed by that firm on September 18, 2006.

       (5) Daruma Asset Management, Inc., a New York corporation, is an investment advisor registered under the Investment Advisors Act of 1940. These securities are beneficially owned by one or more investment advisory clients whose accounts are managed by Daruma. The investment advisory contracts relating to these accounts grant to Daruma sole investment and/or voting power over the securities owned by the accounts. Therefore, Daruma may be deemed to be the beneficial owner of these securities for purposes of Rule 13d-3 under the Exchange Act. Daruma has sole power to dispose or direct the disposition of 1,332,325 shares of Common Stock and sole power to vote or direct the vote of 535,725 shares of Common Stock. Mariko O. Gordon owns in excess of 50% of the outstanding voting stock and is the president of Daruma. Ms. Gordon may be deemed to be the beneficial owner of securities held by persons and entities advised by Daruma for purposes of Rule 13d-3. Daruma and Ms. Gordon each disclaim beneficial ownership in any of these securities. Daruma and Ms. Gordon are of the view that they are not acting as a “group” for purposes of Section 13(d) under the Exchange Act and that they are not otherwise required to attribute to each other the “beneficial ownership” of securities held by any of them or by any persons or entities advised by Daruma. Information regarding the beneficial ownership of our securities held by Daruma is taken from the most recent Amendment to the Schedule 13G filed by Daruma and Ms. Gordon dated February 13, 2007.

       (6) Consists of (a) 9,300 shares of Common Stock that Ms. Gold holds directly and (b) 60,000 shares of Common Stock covered by outstanding options that are currently exercisable. The shares of Common Stock held directly by Ms. Gold include 9,000 shares of Common Stock issued under the Restricted Stock Plan for Non-Employee Directors (the “Directors Stock Plan”), which are subject to restrictions on transfer. For a discussion of the Directors Stock Plan, see “Director Compensation—Directors Stock Plan” below, and for a discussion of stock options held by non-management directors, all of which are currently exercisable, see “Director Compensation—1996 Non-Employee Directors Stock Plan” below.

       (7) Consists of (a) 500 shares of Common Stock that Mr. Hull holds directly, (b) 10,000 shares of Common Stock covered by outstanding options that are currently exercisable and (c) 426,005 shares of Common Stock held in the Charles William Hull and Charlene Antoinette Hull 1992 Revocable Living Trust for which Mr. and Mrs. Hull serve as trustees.

       (8) Consists of (a) 41,333 shares of Common Stock that Mr. Kever holds directly, (b) 60,000 shares of Common Stock covered by outstanding options that are currently exercisable, (c) 24,558 shares of Common Stock issuable upon conversion of 6% convertible subordinated debentures, (d) 8,333 shares of Common Stock held by an irrevocable trust for the benefit of Mr. Kever’s minor children, and (e) 24,558 shares of Common Stock issuable upon conversion of 6% convertible subordinated debentures that are held by such trust. Mr. Kever disclaims beneficial ownership of the shares and other securities held by that trust except to the extent of his pecuniary interest in them. The shares of Common Stock held directly by Mr. Kever include 9,000 shares of Common Stock issued under the Directors Stock Plan, which are subject to restrictions on transfer.

       (9) Consists of (a) 492,216 shares of Common Stock that Mr. Loewenbaum holds directly, (b) 45,371 shares held in the name of Lillian Shaw Loewenbaum, Mr. Loewenbaum’s spouse, (c) 6,181 shares held in the name of The Lillian Shaw Loewenbaum Trust for which Mr. and Mrs. Loewenbaum serve as trustees, (d) 82,500 shares held in the name of The Loewenbaum 1992 Trust for which Mr. and Mrs. Loewenbaum serve as trustees, (e) 201,900 shares held in the name of G. Walter Loewenbaum CGM Profit Sharing Custodian, G. Walter Loewenbaum Trustee, Mr. Loewenbaum’s pension plan, (f) 39,510 shares held in the name of the Anna Willis Loewenbaum 1993 Trust for which Mr. and Mrs. Loewenbaum serve as trustees, (g) 39,510 shares held in the name of the Elizabeth Scott Loewenbaum 1993 Trust for which Mr. and Mrs. Loewenbaum serve as trustees, (h) 10,947 shares held in the name of Wally’s Trust u/w/o Joel Simon Loewenbaum for which Mr. Loewenbaum serves as trustee, (i) 210,186 shares held in the name of The GWL 2006 Annuity Trust, for which Mr. Loewenbaum serves as trustee, (j) 235,000 shares of Common Stock covered by outstanding options that are currently exercisable, (k) 152,259 shares issuable upon conversion of 6% convertible subordinated debentures and (l) 25,000 shares of Common Stock held in an Individual Retirement Account. Mr. Loewenbaum disclaims beneficial ownership except to the extent of his pecuniary interest therein of (i) 83,496 shares issuable upon conversion of 6% convertible subordinated debentures and (ii) any other securities not directly held by him. The shares of Common Stock held directly by Mr. Loewenbaum include 9,000 shares of Common Stock issued under the Directors Stock Plan, which are subject to restrictions on transfer.

(10) Consists of (a) 10,006 shares of Common Stock that Mr. Moore holds directly, (b) 40,644 shares issuable upon exercise of outstanding options that are currently exercisable, (c) 1,928,461 shares beneficially owned by The Clark Estates, Inc., with respect to which Mr. Moore disclaims beneficial ownership except to the extent of his pecuniary interest therein and (d) 294,696 shares of Common Stock issuable upon conversion of 6% convertible subordinated debentures owned by The Clark Estates, Inc., with respect to which Mr. Moore disclaims beneficial ownership except to the extent of his pecuniary interest therein. See Note 4 above. The shares of Common Stock held directly by Mr. Moore include 9,000 shares of Common Stock issued under the Directors Stock Plan, which are subject to restrictions on transfer.

(11) Consists of (a) 175,000 shares of Common Stock that Mr. Reichental owns directly, (b) 349,990 shares covered by outstanding options that are either currently exercisable or become exercisable within 60 days after the record date for the Annual Meeting and (c) 49,116 shares issuable upon conversion of 6% convertible subordinated debentures. The shares of Common Stock held directly by Mr. Reichental include (i) 75,000 shares of Common Stock issued under the 2004 Incentive Stock Plan, which are subject to forfeiture in certain circumstances and (ii) 100,000 shares that are pledged pursuant to a customary margin account arrangement. For information relating to the 2004 Incentive Stock Plan, see “Executive Compensation—Compensation Discussion and Analysis—Long-Term Equity Compensation” below.

(12) Consists of (a) 19,000 shares of Common Stock held directly by Mr. Spalding and (b) 28,188 shares covered by outstanding options that are currently exercisable. The shares of Common Stock held directly by Mr. Spalding include 9,000 shares of Common Stock issued under the Directors Stock Plan, which are subject to restrictions on transfer.

(13) All shares beneficially owned by Mr. Van Riper were issued under the Directors Stock Plan and are subject to restrictions on transfer.

(14) Consists of (a) 32,600 shares of Common Stock that Mr. Grace holds directly, (b) 30,000 shares covered by outstanding options that are currently exercisable or become exercisable within 60 days after the record date for the Annual Meeting and (c) 4,912 shares of Common Stock issuable upon conversion of 6% convertible subordinated debentures. The shares of Common Stock held directly by Mr. Grace include 17,600 shares of Common Stock issued under the 2004 Incentive Stock Plan, which are subject to forfeiture in certain circumstances.

(15) Consists of (a) 13,763 shares of Common Stock that Mr. McAlea owns directly, (b) 130,000 shares covered by outstanding options that are either currently exercisable or become exercisable within 60 days after the record date for the Annual Meeting and (c) 1,965 shares of Common Stock issuable upon conversion of 6% convertible subordinated debentures. The shares of Common Stock held directly by Mr. McAlea include 10,400 shares of Common Stock issued under the 2004 Incentive Stock Plan, which are subject to forfeiture in certain circumstances.

(16) Consists of (a) 30,870 shares of Common Stock that Mr. Jones owns directly and (b) 79,158 shares of Common Stock covered by outstanding options that were currently exercisable at the record date. The shares of Common Stock that Mr. Jones owns directly include 15,870 shares of Common Stock issued under the 2004 Incentive Stock Plan, which are subject to forfeiture in certain circumstances. Mr. Jones stepped down as our Vice President and Chief Financial Officer by mutual agreement effective February 13, 2007. We entered into a separation agreement with him on March 29, 2007 under which he separated from service with us effective March 30, 2007. See “Executive Compensation—Employment and Other Agreements with Named Executive Officers” for a discussion of the effect of that agreement on Mr. Jones’ shareholdings.

(17) Consists of an aggregate of (a) 3,930,461 shares of outstanding Common Stock beneficially owned, directly or indirectly, by all 16 directors and executive officers as a group, (b) 1,115,730 shares covered by outstanding options that are either currently exercisable or become exercisable within 60 days after the record date for the Annual Meeting and (c) 552,064 shares of Common Stock issuable upon conversion of 6% convertible subordinated debentures. A total of 101,500 of the shares of Common Stock owned directly by such persons are pledged pursuant to customary margin account arrangements. The amounts of these securities beneficially owned by directors and named executive officers are referred to in the notes above.

PROPOSAL ONE:

ELECTION OF DIRECTORS

At the Annual Meeting, the stockholders will elect the whole Board of Directors to serve until the 2008 Annual Meeting and until their successors are elected and qualified. Richard C. Spalding, who has served as a director since 2001, has decided to retire from the Board of Directors effective as of the adjournment of the 2007 Annual Meeting, at which time the number of directors will be reduced to seven. The Company wishes to express its appreciation to Mr. Spalding for his dedicated service to the Company. The Board of Directors, based upon the recommendation of the Corporate Governance and Nominating Committee, has designated as nominees for election the seven persons named below, all of whom currently serve as directors of the Company.

Shares of Common Stock represented by a duly executed proxy that we receive will be voted FOR the election of the director nominees named below unless you otherwise specify in your proxy. If any nominee becomes unavailable for any reason or if a vacancy should occur before the election (which events are not anticipated), the holders of such proxies may vote shares represented by a duly executed proxy in favor of such other person as they may determine.

The Board of Directors unanimously recommends that you vote
FOR
the nominees listed below.

Information Concerning Nominees

The following table sets forth for each nominee for director, his or her business experience during the past five years, the year in which he or she first became a director, and his or her age as of the record date for the Annual Meeting.

Name	Business Experience	Director Since	Age
Miriam V. Gold	Ms. Gold has been in the private practice of law since February 1, 2007. Prior to that, she served as Deputy General Counsel of Ciba Specialty Chemicals Corporation, a specialty chemicals company, and as Assistant General Counsel of that company and its predecessors, Novartis Inc. and Ciba-Geigy Corporation for more than five years.	1994	57
Charles W. Hull	Executive Vice President and Chief Technology Officer of the Company. He has served as a director and in various executive positions with the Company for more than five years.	1993	67
Jim D. Kever	Mr. Kever has been a Principal in Voyent Partners, LLC, a venture capital firm, for more than five years. He is also a director of Transaction Systems Architects, Inc., a supplier of electronic payment software products and network integration solutions, Luminex Corporation, a manufacturer of laboratory testing equipment, and Tyson Foods, Inc., an integrated processor of food products.	1996	54

G. Walter Loewenbaum, II	Chairman of the Board of Directors. Mr. Loewenbaum is the Chairman and Chief Executive Officer of Finetooth, Inc. (formerly STI Healthcare, Inc.), a software developer that develops and hosts contract management applications. Until 2004, he was a director, and for a time Managing Director, of LeCorgne Loewenbaum LLC, an investment banking firm.	1999	62
Kevin S. Moore	Mr. Moore has been with The Clark Estates, Inc., a private investment firm, for more than five years, where he is currently President and a director. He is also a director of Aspect Resources LLC, The Clark Foundation and the National Baseball Hall of Fame & Museum, Inc.	1999	52
Abraham N. Reichental	President and Chief Executive Officer of the Company since September 19, 2003. For more than five years prior to joining the Company, he served in executive management positions with Sealed Air Corporation, a global manufacturer of food, protective and specialty packaging materials, most recently serving as a corporate officer and Vice President and General Manager of its Shrink Packaging Division from May 2001 until September 2003 and previously as Vice President Asia-Pacific.	2003	50
Daniel S. Van Riper	Mr. Van Riper is an independent financial consultant and from January 2002 to June 2005 was Special Advisor to Sealed Air Corporation. He was previously Senior Vice President and Chief Financial Officer of that company. He is a director of Hubbell Incorporated, a manufacturer of electrical and electronics products, New Brunswick Scientific Co., Inc., a manufacturer of biotechnology equipment, and DOV Pharmaceutical, Inc., a biopharmaceutical company.	2004	66

CORPORATE GOVERNANCE MATTERS

Director Independence

The Board of Directors is comprised of a majority of independent directors. The Board has determined that Ms. Gold and Messrs. Kever, Loewenbaum, Moore, Spalding and Van Riper are independent directors as defined in the listing standards of The Nasdaq Stock Market, LLC and that such persons have no relationships with the Company that, in the opinion of the Board, would interfere with their exercise of independent judgment in carrying out their responsibilities as a director.

2006 Meetings of the Board of Directors; Meeting Attendance

During 2006, the Board of Directors held seven meetings. The Board of Directors holds executive sessions with only non-management directors in attendance at its regular meetings and at other meetings when circumstances warrant those sessions.

Each member of the Board of Directors attended at least 75 percent of the aggregate number of meetings of the Board of Directors and of the committees of the Board on which he or she served during 2006.

Committees of the Board of Directors

The Board of Directors maintains an Audit Committee, a Compensation Committee, a Corporate Governance and Nominating Committee and a Finance Committee. The Board of Directors has determined that each of the members of these committees is an independent director, as described above. Each of these committees operates under a written charter that has been approved by the Board of Directors and is posted on our website, which can be viewed by going to www.3DSystems.com and clicking on the “Corporate Governance” tab and then selecting the appropriate charter from the list of documents on the web page.

The following table below provides membership information for each of the Board’s standing committees.

Director Name	Audit Committee		Compensation Committee		Corporate Governance and Nominating Committee		Finance Committee
Miriam V. Gold			X	*	X
Jim D. Kever	X				X		X
G. Walter Loewenbaum, II			X
Kevin S. Moore	X		X		X	*
Richard C. Spalding	X
Daniel S. Van Riper	X	*	X				X	*

*                    Chairperson

Audit Committee

The principal responsibilities of the Audit Committee are to assist the Board of Directors in fulfilling its responsibilities for:

•                    monitoring and overseeing our systems of internal accounting and financial controls;

•                    our public reporting processes;

•                    the retention, performance, qualifications and independence of our independent registered public accounting firm;

•                    the performance of our internal audit function;

•                    the annual independent audit of our consolidated financial statements;

•                    the integrity of our consolidated financial statements; and

•                    our compliance with legal and regulatory requirements.

The Audit Committee has the ultimate authority and responsibility to select, evaluate and approve the terms of retention and compensation of, and, where appropriate, to replace our independent registered public accounting firm, subject to ratification of the selection of that public accounting firm by our stockholders at the Annual Meeting. The current members of the Audit Committee are Messrs. Van Riper (Chairman), Kever, Moore and Spalding. As noted above, Mr. Spalding expects to retire from the Board of Directors effective as of the adjournment of the 2007 Annual Meeting.

The Board of Directors has determined that all members of the Audit Committee meet the independence standards for audit committee members set forth in The Sarbanes-Oxley Act of 2002 and in the listing standards of The Nasdaq Stock Market, LLC. The Board of Directors has also determined that each member of the Audit Committee is an “audit committee financial expert” as defined in the regulations of the Securities and Exchange Commission and therefore meets the requirement of the listing standards of The Nasdaq Stock Market, LLC of having accounting or related financial management expertise.

The Audit Committee held 18 meetings in 2006. During 2006, the Audit Committee also held private sessions with our independent registered public accounting firm and the Director of Internal Audit at several of its meetings, and the Chairman of the Audit Committee holds regular conferences with the Director of Internal Audit.

The report of the Audit Committee is set forth beginning on page 45 of this Proxy Statement.

Compensation Committee

The Compensation Committee is comprised solely of “independent” directors, as that term is defined in the listing standards of The Nasdaq Stock Market, LLC and Section 162(m) of the Internal Revenue Code. The members of the Compensation Committee are also “Non-Employee Directors” as defined in Rule 16b-3(b)(3)(i) promulgated under the Securities Exchange Act of 1934. The principal responsibilities of the Compensation Committee are to:

•                    determine the compensation of all executive officers and of any other employees of the Company or any of our subsidiaries with a base annual salary of $200,000 or more;

•                    review the performance and compensation of our Chief Executive Officer;

•                    administer our equity compensation plans and authorize the issuance of shares of Common Stock under those plans; and

•                    perform the duties and responsibilities of the Board of Directors under our Section 401(k) Plan.

Consistent with the requirements of the listing standards of The Nasdaq Stock Market, LLC, the Chief Executive Officer may not be present during voting or deliberations regarding his or her compensation.

The members of the Compensation Committee are Ms. Gold (Chair) and Messrs. Loewenbaum, Moore and Van Riper. The Compensation Committee held four meetings in 2006.

Corporate Governance and Nominating Committee

The principal responsibilities of the Corporate Governance and Nominating Committee are to:

•                    assist the Board of Directors in identifying individuals qualified to become Board members;

•                    recommend to the Board of Directors nominees to be elected at annual meetings of stockholders;

•                    fill vacancies or newly created directorships at other times;

•                    recommend to the Board the corporate governance guidelines applicable to the Company;

•                    lead the Board of Directors in its reviews of the performance of the Board of Directors and its committees; and

•                    recommend to the Board of Directors nominations of the directors to serve on each committee.

The current members of the Corporate Governance and Nominating Committee are Messrs. Moore (Chairman) and Kever and Ms. Gold, each of whom is an independent director as defined in the listing standards of The Nasdaq Stock Market, LLC. The Corporate Governance and Nominating Committee held two meetings in 2006.

Finance Committee

The principal responsibilities of the Finance Committee are to monitor capital requirements and opportunities relating to our business and to review and provide guidance to the Board of Directors and management with respect to financial policies, activities and transactions relating to the Company.

The current members of the Finance Committee are Messrs. Van Riper (Chairman) and Kever, each of whom is an independent director as defined in the listing standards of The Nasdaq Stock Market, LLC. The Finance Committee held three meetings in 2006.

Stockholder Communications with the Board of Directors

Stockholders may communicate with the Board of Directors by sending an email to GraceB@3DSystems.com or by sending a letter to the Board of Directors of 3D Systems Corporation, c/o Corporate Secretary, 333 Three D Systems Circle, Rock Hill, South Carolina 29730. All communications must contain a clear notation indicating that they are a “Stockholder-Board Communication” or a “Stockholder-Director Communication” and must identify the author as a stockholder. The office of the Corporate Secretary will receive the correspondence and forward appropriate correspondence to the Chairman of the Board or to any individual director or directors to whom the communication is directed. We reserve the right not to forward to the Board of Directors any communication that is hostile, threatening or illegal, does not reasonably relate to the Company or its business, or is similarly inappropriate. The office of the Corporate Secretary has authority to discard or disregard any inappropriate communication or to take any other action that it deems to be appropriate with respect to any inappropriate communications.

Policy on Attending Annual Meetings

We encourage, but do not require, all incumbent directors and director nominees to attend our annual meetings of stockholders. All of the directors attended our 2006 Annual Meeting of Stockholders.

Code of Conduct and Code of Ethics

Our Code of Conduct applies to all of our employees worldwide, including all of our officers. Our Code of Ethics applies to our Chief Executive Officer, Chief Financial Officer, all other senior financial executives and to directors of the Company when acting in their capacity as directors.

These documents are designed to set the standards of business conduct and ethics for our activities and to help directors, officers and employees resolve ethical issues. The purpose of our Code of Conduct and our Code of Ethics is to ensure to the greatest possible extent that our business is conducted in a consistently legal and ethical manner. Employees may submit concerns or complaints regarding ethical issues on a confidential basis by means of a toll-free telephone call to an assigned voicemail box. We investigate all concerns and complaints.

We intend to disclose amendments to, or waivers from, any provision of the Code of Ethics that applies to our Chief Executive Officer, Chief Financial Officer, principal accounting officer or controller and persons performing similar functions and that relates to any element of the Code of Ethics described in Item 406(b) of Regulation S-K by posting such information on our website, which can be viewed by going to www.3DSystems.com and clicking on the “Corporate Governance” tab and then selecting the document titled “Code of Conduct” or “Code of Ethics” from the list of documents on the web page.

Related Party Transaction Policies and Procedures

In addition to the provisions of our Code of Conduct and Code of Ethics that deal with conflicts of interest and related-party transactions, we have adopted a Related Party Transaction Policy that is designed to confirm our position that related-party transactions should be avoided except when they are in our interests and to require that certain types of transactions that may create conflicts of interest or other relationships with related parties are approved in advance by the Board of Directors and a committee composed of directors who are independent and are disinterested with respect to the matter under consideration. This policy applies to transactions meeting the following criteria:

•                    the amount involved will or may be expected to exceed $120,000 in any calendar year;

•                    the Company or any of its subsidiaries would be a participant; and

•                    any person who is or was in the current or immediately preceding calendar year an executive officer, director, director nominee, greater than five percent beneficial owner of our Common Stock or immediate family member of any of the foregoing has or will have a direct or indirect interest.

In adopting this policy, the Board of Directors reviewed certain types of transactions and deemed them to be pre-approved even if the amount involved exceeds $120,000. These types of transactions include:

•                    employment arrangements with executive officers where such executive officer’s employment in that capacity and compensation for serving as an executive officer has been approved by the Board of Directors, the Compensation Committee or another committee of independent directors;

•                    director compensation arrangements where such arrangement has been approved by the Corporate Governance and Nominating Committee (or another committee of independent directors) and the Board of Directors;

•                    awards to executive officers and directors under compensatory plans and arrangements pursuant to our 2004 Incentive Stock Plan and 2004 Restricted Stock Plan for Non-Employee Directors, the exercise by any executive officer or director of any previously awarded stock option that is exercised in accordance with its terms and any grants or awards made to any director or executive officer under any other equity compensation plan that has been approved by our stockholders;

•                    certain transactions with other companies where a related party has a de minimis relationship (as described in the policy) with the other company and the amount involved in the transaction does not exceed the lesser of $500,000 or two percent of the other company’s total annual revenue;

•                    charitable contributions made by the Company to a charitable organization where a related party has a de minimis relationship and the amount involved does not exceed the lesser of $10,000 or two percent of the charitable organization’s total annual receipts and charitable contributions under any matching program maintained by the Company that is available on a broad basis to employees generally; and

•                    other transactions where all securityholders receive proportional benefits.

Under the terms of our Related Party Transaction Policy, when considering whether to approve a proposed related party transaction, factors to be considered include, among other things, whether such transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

A copy of our Related Party Transaction Policy is posted on our website, which can be viewed by going to www.3DSystems.com and clicking on the “Corporate Governance” tab and then selecting the document titled “Related Party Transaction Policies and Procedures” from the list of documents on the web page.

Availability of Information

The Board of Directors has adopted a series of corporate governance documents, including Corporate Governance Guidelines, a Code of Conduct for our employees, a Code of Ethics for Senior Financial Executives and Directors and a Related Party Transaction Policy.

As noted above, each standing committee of the Board of Directors operates under a written charter that has been approved by the Board of Directors.

Each of these documents is available online and can be viewed on our website by going to www.3DSystems.com and clicking on the “Corporate Governance” tab and then selecting the appropriate document from the list on the web page.

Compensation Committee Interlocks and Insider Participation

None of our current executive officers served during 2006 as a director of any entity with which any of our outside directors is associated, and, except as noted below, none of the members of the Compensation Committee has been an officer or employee of the Company or any of our subsidiaries. Mr. Loewenbaum, while previously serving as a director of the Company, was an employee of the Company from 1999 until 2002.

DIRECTOR COMPENSATION

Director Compensation for 2006

The following table sets forth information concerning all compensation paid to each of our non-management directors for their services as a director during the year ended December 31, 2006.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards(2)	Total
G. Walter Loewenbaum, II	$180,000	$62,037	$8,175	$250,212
Miriam V. Gold	41,000	62,037	8,175	111,212
Jim D. Kever	60,500	62,037	8,175	130,712
Kevin S. Moore	70,000	62,037	8,175	140,212
Richard C. Spalding	78,000	62,037	8,175	148,212
Daniel S. Van Riper	77,411	62,037	—	139,448

(1)          Represents the amount of 2006 director compensation recognized for financial statement reporting purposes with respect to an award of 3,000 shares of Common Stock made to each such director under the Directors Stock Plan on May 16, 2006 minus the $3.00 purchase price for the shares covered by each award paid by the recipients. Such awards were, as provided for by such Plan, valued based on the closing market price of our Common Stock ($20.68 per share) on the date of grant and have been accounted for in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), “Share Based Payment” (“FAS 123(R)”). As of December 31, 2006, each of our non-employee directors had received since the Plan’s adoption in 2004 awards covering 9,000 shares of restricted stock pursuant to this Plan, except for Mr. Van Riper who was first elected to the Board of Directors on December 8, 2004 and had received awards covering 8,323 shares of restricted stock pursuant to this Plan. See “Directors Stock Plan” below.

(2)          Represents the dollar amounts recognized by us for financial statement reporting purposes in fiscal year 2006 with respect to outstanding option awards, except for purposes of this column we have disregarded estimates of forfeitures related to service-based vesting conditions. No stock options have been awarded to directors since 2003. For additional information regarding the assumptions made in calculating these amounts, see Note 15 to the Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006. There were no forfeitures of option awards for the directors in fiscal year 2006.

As of December 31, 2006, each of our non-employee directors held vested, unexercised stock options granted to them prior to December 31, 2003 covering the following number of shares of Common Stock: Mr. Loewenbaum—235,000 shares; Ms. Gold—60,000 shares; Mr. Kever—60,000 shares; Mr. Moore—40,644 shares; Mr. Spalding—28,188 shares; and Mr. Van Riper—0 shares. See “1996 Non-Employee Directors Stock Option Plan” below.

Directors’ Fees

Each of our non-employee directors (other than the Chairman of the Board) is entitled to receive a cash retainer of $15,000 per year for serving as a director and a fee of $1,500 for each regular or special Board meeting that he or she attends. The Chairman of the Audit Committee also receives a cash retainer of $15,000 per year for serving as chairman of that Committee, and each other member of the Audit Committee receives a cash retainer of $5,000 per year for serving as a member of that committee.

The Chairs of the Compensation Committee, the Corporate Governance and Nominating Committee and the Finance Committee receive a cash retainer of $5,000 per year for serving as the chairpersons of those committees.

Each of these non-employee directors also receives a fee of $1,500 for each committee meeting attended on a day other than a day on which a regular meeting of the Board of Directors is held. Any of these non-employee directors who attends by invitation a meeting of a committee that he or she is not a member of is also entitled to receive a $1,500 fee for attending that meeting.

In 2006, Ms. Gold and Messrs. Kever, Moore, Spalding and Van Riper received these directors’ fees. Mr. Loewenbaum receives $180,000 per year for his services as Chairman of the Board.

As discussed below, non-employee directors also participate in the Directors Stock Plan, and, prior to its termination in 2004, certain of them participated in the 1996 Non-Employee Directors Stock Option Plan. Directors are also entitled to be reimbursed for their expenses of attendance at meetings of the Board of Directors or its committees.

Messrs. Reichental and Hull, our other directors, are also executive officers of the Company. Their compensation is described below under “Executive Compensation.”

Directors Stock Plan

The stockholders approved the Directors Stock Plan in May 2004. Under this Plan, each director who is neither one of our officers or employees nor an officer or employee of any of our subsidiaries or affiliates (referred to in the Plan as a “Non-Employee Director”) is eligible to receive grants of Common Stock under the Plan as described below. Of the current directors, Messrs. Loewenbaum, Kever, Moore, Spalding and Van Riper and Ms. Gold are entitled to participate in this Plan and to receive stock grants, as follows:

•                    Annual Grants.   Upon the adjournment of each annual meeting of the stockholders, each Non-Employee Director who has been elected a director at that annual meeting receives a grant of 3,000 shares of Common Stock.

•                    Interim Grants.   Any Non-Employee Director who is first elected a director other than at an annual meeting receives on the date of election a pro rata portion of the annual grant that the director would have received if elected at an annual meeting.

•                    Initial Grants.   Each newly elected Non-Employee Director receives an initial grant of 1,000 shares of Common Stock when he or she is first elected to the Board.

As a condition of each award under the Directors Stock Plan, each participant is required to pay an issue price equal to the $0.001 par value per share of Common Stock issued under the Plan, to execute an agreement to hold the shares covered by such grant in accordance with the terms and conditions of the Plan (including without limitation restrictions on transferability provided for in the Plan) and to comply with certain other terms and conditions of the grant. Except in limited circumstances provided for in the Plan, a Non-Employee Director is not permitted to sell, transfer, pledge or otherwise dispose of shares of Common Stock awarded under the Plan as long as (a) the Non-Employee Director remains a director of the Company or (b) there is not a change of control as provided for in the Plan. Non-Employee Directors who hold shares of Common Stock under the Plan are entitled to voting rights and any dividends paid with respect to such shares. Shares of Common Stock issued under the Plan are considered to be fully vested when issued.

The Plan authorizes the issuance of up to 200,000 shares of Common Stock for awards under the Plan, subject to adjustment in the event of changes in the Common Stock by reason of any stock dividend, stock split, combination of shares, reclassification, recapitalization, merger, consolidation, reorganization or liquidation. We record an amount equal to the fair market value of each award on the date of grant less the amount paid by the director for the number of shares awarded as director compensation expense in our accounts as of the date of grant.

The Directors Stock Plan does not prevent the Board of Directors from exercising its authority to approve the payment of additional fees to members of the Board of Directors, to adopt additional plans or arrangements relating to the compensation of directors or to amend the existing cash fees paid to directors.

The number of shares awarded to each Non-Employee Director since the adoption of the Plan in 2004 and their aggregate fair market value at December 31, 2006 ($15.96 per share) is set forth in the following table.

Name	2004	2005	2006	Value at December 31, 2006
G. Walter Loewenbaum, II	3,000	3,000	3,000	$143,640
Miriam V. Gold	3,000	3,000	3,000	143,640
Jim D. Kever	3,000	3,000	3,000	143,640
Kevin S. Moore	3,000	3,000	3,000	143,640
Richard C. Spalding	3,000	3,000	3,000	143,640
Daniel S. Van Riper	2,323	3,000	3,000	132,835
Total	17,323	18,000	18,000	$851,035

1996 Non-Employee Directors Stock Option Plan

We maintained the 1996 Non-Employee Directors Stock Option Plan until the 2004 Annual Meeting at which the stockholders approved the Directors Stock Plan. Under the 1996 Non-Employee Directors Stock Option Plan, each Non-Employee Director received stock options covering 10,000 shares of Common Stock at the first meeting of the Board of Directors following each annual meeting of the stockholders. Ms. Gold and Messrs. Kever, Loewenbaum, Moore and Spalding participated in this Plan.

These options were granted with an exercise price equal to 100% of the fair market value of the Common Stock on the date of grant. These options vested as to one-third of the shares covered by each grant on the first, second and third anniversaries of the date of grant, and are thereafter exercisable until the tenth anniversary of the grant date, subject to certain limitations if the option holder ceases to be a director. This Plan was terminated (except with respect to outstanding options) upon the approval of the Directors Stock Plan by the stockholders at the 2004 Annual Meeting of Stockholders, all options previously granted became fully vested in 2006, and no options were granted under it subsequent to 2003.

The following table sets forth for each of the current directors who received options under the 1996 Non-Employee Directors Stock Option Plan, the number of shares of Common Stock underlying outstanding stock options previously granted under that Plan held at December 31, 2006 and the option exercise prices and expiration dates of each of those options.

	Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date
G. Walter Loewenbaum, II	10,000	—	$8.13	8/26/2013
Miriam V. Gold	7,500	—	8.00	5/22/2007
	7,500	—	9.50	5/22/2008
	7,500	—	5.63	5/20/2009
	7,500	—	10.68	5/2/2010
	10,000	—	16.06	5/9/2011
	10,000	—	14.24	5/14/2012
	10,000	—	8.13	8/26/2013
Jim D. Kever	7,500	—	8.00	5/22/2007
	7,500	—	9.50	5/22/2008
	7,500	—	5.63	5/20/2009
	7,500	—	10.68	5/2/2010
	10,000	—	16.06	5/9/2011
	10,000	—	14.24	5/14/2012
	10,000	—	8.13	8/26/2013
Kevin S. Moore	3,144	—	5.93	10/20/2009
	7,500	—	10.68	5/2/2010
	10,000	—	16.06	5/9/2011
	10,000	—	14.24	5/14/2012
	10,000	—	8.13	8/26/2013
Richard C. Spalding(1)	1,521	—	11.25	1/11/2011
	6,667	—	16.06	5/9/2011
	10,000	—	14.24	5/14/2012
	10,000	—	8.13	8/26/2013

(1)          If not exercised, Mr. Spalding’s options will expire three months after the effective date of his retirement as a director.

Mr.                Loewenbaum holds fully vested options covering an additional 225,000 shares of Common Stock that were awarded to him between 1999 and 2002 while he was an employee. These options include an option that covers 150,000 shares of Common Stock and has an exercise price of $6.61 per share and an expiration date of July 1, 2009, and an option covering 75,000 shares of Common Stock that has an exercise price of $11.75 per share and an expiration date of February 12, 2012. At December 31, 2006, we recorded $30,000 of stock-based compensation expense related to certain of these options.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Committee of the Board of Directors is responsible for setting the compensation of all executive officers, including the executive officers named in the Summary Compensation Table below, and any other employees of the Company or our subsidiaries with base annual salaries of $200,000 or more. While our executive compensation program generally applies to all of our executive officers and management employees, the following is a discussion and analysis of the material elements of our compensation program as it relates to the named executive officers. This discussion focuses on:

•                    the objectives of our compensation program, including the results and behaviors the program is designed to reward;

•                    the process used to determine executive compensation;

•                    each element of compensation;

•                    the reasons why the Committee chooses to pay each element;

•                    how the Committee determines the amount of or the formula used for each element; and

•                    how each element and the Committee’s decisions regarding that element fit into the Committee’s stated objectives and affect the Committee’s decisions regarding other elements.

The purpose of this discussion is to put into perspective the Summary Compensation Table that is set forth below and the other tables and narrative disclosure that follow this discussion.

Objectives of Executive Compensation Program

The primary objectives of our executive compensation program are to:

•                    attract executives, and once hired retain executives, with the skills and attributes that we need to promote the growth and success of our business;

•                    motivate our executives to achieve our annual and long-term strategic objectives;

•                    reward performance based on the attainment of goals and objectives intended to benefit us and our stockholders;

•                    create an identity of interests between our executives and our stockholders; and

•                    encourage our executive officers to promote and conduct themselves in accordance with our values and Code of Conduct.

Determining Executive Compensation

The Committee conducts an annual review of performance and compensation during the first quarter of each year for the purpose of determining any annual incentive compensation to be awarded to each individual whose compensation is set by the Committee with respect to the preceding calendar year, making adjustments to the annual salary to be paid to each individual for the current year, and establishing a target incentive bonus for the current calendar year for each individual. As part of this review, our Chief Executive Officer submits recommendations to the Committee relating to the compensation of these individuals. Following a review of those recommendations, the Committee approves the compensation of those individuals, with such modifications to his recommendations as the Committee considers appropriate. The Committee may also adjust compensation for specific individuals at other times during the year when there are significant changes in the responsibilities of such individuals or under other circumstances that the Committee considers appropriate.

The Committee’s review of our Chief Executive Officer’s compensation is subject to separate procedures under which, after receiving the views of other outside directors, the Committee evaluates his performance, reviews the Committee’s evaluation with him, and based on that evaluation and review determines his compensation and performance and annual incentive objectives. Consistent with the requirements of the listing standards of The Nasdaq Stock Market, LLC, our Chief Executive Officer is excused from meetings of the Committee during voting or deliberations regarding his compensation.

Elements of Executive Compensation

Our compensation program consists of the following elements:

•                    base annual salaries;

•                    incentive awards under our annual incentive programs, which we have made either as cash payments or as awards of restricted stock under our 2004 Incentive Stock Plan; and

•                    long-term equity compensation under our 2004 Incentive Stock Plan.

In setting compensation levels, the Committee considers primarily the base annual salary and target annual incentive awards for each individual. The Committee also reviews summaries, sometimes referred to as “tally sheets,” reflecting each executive officer’s compensation history with the Company and prior equity awards or grants. The Committee is guided by its own judgment and those sources of information (including when deemed appropriate compensation surveys) that the Committee considers relevant. The Committee does not currently retain or use executive compensation consultants.

As a general principle, the Committee believes that compensation of our executive officers cannot always be based upon fixed formulas and that the prudent use of discretion in determining compensation will generally be in the best interests of the Company and its stockholders. Accordingly, from time to time in the exercise of its discretion, the Committee may approve changes in compensation that it considers to be appropriate to award performance or otherwise to provide incentives toward achieving the objectives of our executive compensation program.

Base Salaries

We pay annual salaries to provide executive officers with a base level of monthly compensation to achieve our objectives of attracting and retaining executive talent and to reward performance and responsibility. The Committee’s decisions regarding adjustments to base salaries are based principally on the responsibilities of the executives, the Committee’s evaluation of the market demand for executives with similar capability and experience, and our corporate performance and the performance of each executive in relation to our strategic objectives. The Committee also seeks to strike a balance that it considers to be appropriate in its discretion  between fixed elements of compensation, such as base salaries, and variable performance-based elements represented by annual incentive awards and long-term equity compensation.

Annual Incentive Program

We maintain an annual incentive compensation program for our executive officers, including the named executive officers, to provide appropriate incentives toward achieving the objectives of rewarding performance and motivating the executives to attain our strategic objectives.

Our annual incentive compensation programs, which are revised annually, focus on the achievement of pre-determined corporate financial goals and objectives and personal goals and objectives against target incentive awards established for each executive.

As a general matter, subject to the achievement of those objectives as determined by the Compensation Committee, 25% of each executive officer’s target incentive award is based on our achievement of a pre-approved target for operating income, 30% is based on our achievement of a pre-approved target for return on operating assets, and the remaining 45% is based on the individual’s attainment of his or her pre-approved individual performance objectives. Credit is awarded for the partial attainment of these objectives, and as an overriding condition, incentive awards are generally not paid if we record a net loss for the year in question. With respect to the foregoing financial measures, 100% of each executive officer’s bonus related to such financial measure will generally be deemed to have been earned if the target for that financial measure is fully achieved, and under certain circumstances an executive officer’s bonus related to a financial measure may be deemed by the Compensation Committee to have been more than fully earned, and as a consequence increased, if the target for that financial measure is more than fully achieved. As another overriding condition, a failure to perform in accordance with our Code of Conduct or Code of Ethics may serve as a basis for a participant in this program to not receive an incentive award.

In setting target incentive awards under our annual incentive programs, the Committee considers each executive’s level of responsibility in relation to our annual and long-term objectives and recommendations of our Chief Executive Officer. The Committee sets target incentive awards at levels that are designed to link a substantial portion of each individual’s total annual compensation to attaining the corporate and personal performance objectives for the year in question in order to provide appropriate incentives to achieve those objectives.

As noted above, annual incentive awards are based primarily upon the attainment of pre-determined corporate performance objectives and individual performance objectives for the year in question. In setting performance objectives, the Committee generally places greater emphasis on our financial performance objectives than on personal performance objectives. Financial performance measures and objectives are determined based on our business plan for the year in question. Such business plan is developed by management and approved by the Board of Directors. The Committee maintains discretion to adjust performance objectives for extraordinary items and other items as it deems appropriate.

As discussed above, the Committee also has the discretion to grant our executive officers the opportunity to receive restricted stock under the 2004 Incentive Stock Plan in lieu of all or any portion of their cash incentive awards earned under our annual incentive program.

Long-Term Equity Compensation

The Committee administers our 2004 Incentive Stock Plan. Under this Plan, the Committee is authorized to grant restricted stock awards, stock options and other awards that are provided for under the Plan to such employees of the Company and its subsidiaries as the Committee determines to be eligible for awards. Awards granted to a participant are based upon a number of factors, including the recipient’s position, salary and performance as well as our overall corporate performance.

The 2004 Incentive Stock Plan is intended to provide an effective method of motivating performance from key employees, including our executive officers, and of creating an identity of interests in participants with the interests of our stockholders. Awards are made under this Plan as long-term incentive compensation to executives and other key employees when the Committee feels such awards are appropriate. We expect that participants who receive these awards will retain a substantial portion of the shares awarded to them to foster a mutuality of interests with our stockholders.

The Committee makes awards under this Plan both to reward short-term performance with equity-based compensation and to motivate the recipient’s long-term performance. The Committee does not follow the practice of making annual or other periodic awards to participants who are determined to be eligible to participate in the Plan. However, the Committee periodically reviews the stock ownership of key employees and, when it deems it appropriate, makes awards under the Plan to reflect the contributions of those participants to specific corporate achievements and to provide motivation toward achieving strategic objectives.

As a matter of practice adopted by the Compensation Committee, all awards made under this Plan through the date of this Proxy Statement have been restricted stock awards. Restricted stock awards made under this Plan require the recipient to pay $1.00 for each share of Common Stock granted (but not more than 10% of the fair market value of the Common Stock on the date of grant) and are subject to an option in favor of the Company for three years after they are awarded, or such other period as may be determined by the Committee, to repurchase the shares upon payment of an amount equal to the $1.00 per share issue price. We can exercise this option only upon the termination of an employee’s employment during the vesting period other than as a result of death or total disability. Such option terminates upon the occurrence of any of the events related to a change of control as specified in the Plan. Shares of Common Stock issued pursuant to this Plan may not be sold, transferred or encumbered by the employee while our option to repurchase the shares remains in effect. The compensation associated with these awards is expensed over the three-year vesting period, shares covered by these awards are considered outstanding upon issuance following the acceptance of each award for the purpose of calculating diluted earnings (loss) per common share, and holders of shares issued pursuant to such awards are entitled to vote such shares and to receive any dividends declared in respect of our Common Stock.

With respect to outstanding options, the Committee also continues to administer our former stock option plans, including the 1996 Stock Incentive Plan and 2001 Stock Option Plan.

Other Compensation Matters

Benefits and Perquisites

We provide our employees, including the named executive officers, with a benefit program that the Committee believes is reasonable, competitive and consistent with the objectives of the Company’s compensation program. As a matter of policy, the Committee does not award personal benefits or perquisites that are unrelated to our business. However, under certain circumstances discussed below, the Committee has approved certain personal benefits or perquisites that it deemed to be in the Company’s interests in order to induce executive officers to accept employment with the Company or to relocate. All other perquisites for the named executive officers amount to less than $10,000 per person.

Our executive officers, including the named executive officers, are eligible to participate in our employee benefit programs, which include a group insurance program providing group health, dental, vision, life and long-term disability insurance. Other benefits include a 401(k) plan, flexible spending accounts and a pre-tax medical-insurance premium plan, paid sick leave, paid holidays and paid vacations.  Certain benefits and perquisites provided to the named executive officers are described in the Summary Compensation Table below.

Payments and Benefits Upon Termination or Change of Control

Our Chief Executive Officer is entitled under his employment agreement to severance payments in connection with the occurrence of certain events, including non-renewal of such employment agreement, death and termination of employment by the Company without cause. We negotiated these provisions, and the Board of Directors approved them, when Mr. Reichental was hired.

While not triggering severance payments, other events such as a “change of control” may result in the Company becoming obligated to otherwise compensate executive officers through acceleration of options or the early vesting of unvested shares of restricted stock. For example, a “change in control” is defined under the 2004 Stock Incentive Plan as an event that has the effect of:

•                    the Company being merged or consolidated with another corporation or entity such that less than 70% of the voting securities of the resulting entity are owned by the former stockholders of the Company;

•                    the Company selling all or substantially all of its assets;

•                    any person becoming the beneficial owner of 30% or more of the voting power of the Company’s outstanding securities;

•                    as the result of a solicitation under Rule 14a-11 of the Exchange Act, one or more persons not recommended by one third or more of our  Board of Directors being elected to our Board of Directors; or

•                    the Company becoming subject to dissolution or liquidation.

We do not currently anticipate that any of these events will occur in the foreseeable future.

When we hired our former Chief Financial Officer, Fred R. Jones, we entered an employment agreement with him. As noted above, he stepped down as our Chief Financial Officer effective February 13, 2007. We subsequently entered into a letter agreement with him on March 29, 2007 in connection with his separation from the Company effective March 30, 2007. For more information regarding Mr. Jones’ separation arrangement, see “—Employment and Other Agreements with Named Executive Officers.”

We have also entered into:

•                    an arrangement with Mr. Hull, pursuant to which he will become a consultant to us for a period of four years after his retirement; and

•                    a severance arrangement with Mr. McAlea, pursuant to which he would become entitled to severance payments if his employment is terminated other than for cause.

In addition, each share of restricted stock granted to a named executive officer, as well as other recipients of restricted stock awards, under the 2004 Stock Incentive Plan will no longer be subject to our option to repurchase that share, as described above, if the recipient leaves our employ due to death or disability or in the event of a change in control.

For additional information regarding each of the foregoing arrangements, see “—Employment and Other Agreements with Named Executive Officers” below.

Section 162(m) of the Internal Revenue Code

Under Section 162(m) of the Internal Revenue Code of 1986, as amended, a public company is generally not entitled to deduct non-performance-based compensation paid to its named executive officers for Federal income tax purposes to the extent any such individual’s compensation in any year exceeds $1.0 million. Special rules apply for “performance-based” compensation, including the pre-approval of performance goals applicable to that compensation.

With respect to non-performance based compensation to be paid to named executive officers, in certain instances such compensation may exceed $1.0 million. However, in order to maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Committee has not adopted a policy that all compensation must be deductible for Federal income tax purposes.

Stock Performance

The Committee generally does not consider stock performance in making its compensation decisions since short-term movements in our stock price and total return to stockholders as reflected in the performance of our stock price are subject to factors, including factors affecting the securities markets generally, that are unrelated to our performance.

The Committee notes that our priorities and the priorities of our management are centered on meeting customer needs, building cash flow and return on assets, and promoting operational excellence and innovation in the pursuit of our business. The pursuit of such longer range objectives is not necessarily consistent with producing short-term results to increase our stock price, but we believe that pursuing longer range objectives should result in performance that is more likely to maximize total return to our stockholders over time.

Since executive compensation is based upon factors relating to our growth and profitability and the return on our operating assets as well as the contributions of each of our executives to achieving our objectives, the Committee believes that it has provided appropriate incentives to align management’s interests with our long-term growth and development and the interests of our stockholders. The Committee also believes that there are many ways in which the Company’s executive officers and other executives contribute to building a successful company. While our financial statements and stock price should eventually reflect the results of those efforts, many long-term strategic decisions made in pursuing our growth and development may have little visible impact on our stock price in the short term.

2006 Incentive Compensation Program

On March 24, 2006, the Compensation Committee approved the 2006 Incentive Compensation Program for our executive officers. The Committee assigned each of our executive officers, including the named executive officers, a base target incentive award under the Program based on a percentage of the individual’s base salary for 2006. Mr. Reichental’s base target incentive award was set at 100% of his annual base salary for 2006, with a maximum potential incentive award equal to 150% of his annual base salary. Consistent with his employment agreement, Mr. Jones’ target incentive award was set at 50% of his base salary for 2006, subject to a maximum potential award equal to 100% of his base salary. Messrs. Hull, McAlea and Grace were assigned base target incentive awards for 2006 of approximately 31%, 35% and 50% of their base salaries, respectively.

Under the 2006 Incentive Compensation Program, subject to the approval of the Compensation Committee, each executive officer was entitled to receive an incentive award in early 2007 equal to a percentage of the individual’s assigned target incentive award based on the achievement of pre-determined financial and individual performance objectives for 2006. Under the Program, 25% of each executive officer’s incentive award was based on the achievement of our budgeted operating income and 30% was based on the achievement of our budgeted return on operating assets. The remaining 45% of each executive officer’s incentive award was based upon the attainment of individual performance objectives that were approved by the Committee (e.g., execution of our strategic roadmap, timely completion of specified projects within budget and enhancements to sales and service productivity and effectiveness.) The types and relative importance of an executive officer’s individual performance objectives varied depending on the executive’s areas of responsibility for 2006.

As discussed below, in view of the Company’s financial performance during 2006, the Committee did not make any incentive awards under this program to the named executive officers for 2006.

2007 Compensation Review and Incentive Program

The Compensation Committee carried out its most recent compensation review of the executive officers, including the executive officers named in the Summary Compensation Table on April 13, 2007. In view of the Company’s financial performance during 2006 and its failure to meet its financial targets for 2006, the Committee made no adjustments to the base annual salaries of any of the executive officers named in the  Summary Compensation Table and made no annual incentive awards to them for 2006.

At its meeting on April 13, 2007, the Committee also approved an annual incentive program for 2007 that is similar to the 2006 annual incentive program and includes the executive officers’ target annual incentive awards for 2007, our targeted financial measures for 2007 and individual performance objectives to be used in the determination of incentive awards for 2007. The 2007 target incentive awards for the named executive officers are as follows:

•                    for Mr. Reichental, a base target of 100% of his annual base salary, with a maximum potential incentive award equal to 150% of his annual base salary, resulting in up to 60% of Mr. Reichental’s total annual compensation being at risk for 2007; and

•                    for Messrs. Hull, McAlea and Grace, a base target of 50% of their base annual salaries, respectively, with a maximum potential incentive award of approximately 150% of their base annual salaries.

Accordingly, approximately two-thirds of each named executive officer’s maximum annual compensation would be at risk.

The performance objectives established for the 2007 annual incentive program were as follows:

•                    25% of each named executive officer’s base target incentive award will be based on the achievement of our budgeted operating income;

•                    30% will be based on the achievement of our budgeted return on operating assets; and

•                    the remainder will be based upon the achievement of personal objectives for each named executive officer that have been approved by the Compensation Committee.

As noted elsewhere in this discussion, since this program was first initiated in 2004, annual incentive awards to the named executive officers have been less than 100% of their base target incentive awards for 2004, 2005 and 2006.

The attainment of the performance objectives under the incentive program for 2007 related to the Company’s performance is tied to and dependent upon the achievement of our goals under our annual business plan. The Committee may under certain circumstances determine to exclude certain items of expense or benefit from the determination of the level of achievement of the approved financial objectives. As in previous years, in the discretion of the Committee, recipients of incentive awards under the 2007 incentive program may be afforded the opportunity, if and when 2007 incentive awards are granted in 2008, to receive an award of restricted stock under the 2004 Incentive Stock Plan in lieu of some or all of any cash incentive awarded to the recipient for 2007.

2006 Compensation Review

On March 24, 2006, the Committee conducted its 2006 annual compensation review of the executive officers.

Chief Executive Officer

Salary.   As a result of its review and the Committee’s evaluation of our performance and the performance of Mr. Reichental in 2005, at that meeting, the Committee approved a 22% increase in Mr. Reichental’s base salary to $550,000 effective April 1, 2006. In determining the amount of this increase, the Committee considered:

•                    the fact that Mr. Reichental’s base salary had not previously increased since he joined us in 2003; and

•                    his critical leadership role and performance with respect to improving our operations, profitability and prospects through the end of 2005.

2005 Incentive Compensation.   Following its review and approval of the degree of attainment of our financial objectives for 2005 and the achievement of individual performance objectives for Mr. Reichenthal, the Committee awarded a $360,000 cash incentive award to Mr. Reichental for 2005. The incentive award made to him for 2005 amounted to 80% of his base target incentive award.

2006 Target Incentive.   The Committee also reviewed and established a target incentive award for Mr. Reichental for 2006, which was set at its 2005 base level of 100% of his annual base salary, with a maximum potential incentive award equal to 150% of his annual base salary. As a result of this modification in 2005, up to 60% of Mr. Reichental’s total compensation was at risk for 2006.

Chief Financial Officer

Salary.   At its meeting on March 24, 2006, Mr. Reichental submitted recommendations to the Committee with respect to Mr. Jones’ compensation. Based on those recommendations and the Committee’s evaluation of our performance and Mr. Jones’ performance in 2005, the Committee approved a 6% increase in his base salary to $280,000.

2005 Incentive Compensation.   Following its review and approval of the degree of attainment of our financial objectives for 2005, the achievement of individual performance objectives for Mr. Jones and the 2005 annual incentive award recommendations made by the Chief Executive Officer, the Committee awarded an $81,747 cash incentive award to Mr. Jones for 2005. This incentive award amounted to 62% of Mr. Jones’ base target incentive award.

As an alternative to this 2005 cash incentive award, the Committee granted to Mr. Jones a restricted stock award under our 2004 Incentive Stock Plan covering up to 4,500 shares of Common Stock. Mr. Jones had the right to elect to receive all or a portion to be determined by him of his 2005 incentive either in cash or by accepting such stock award. Mr. Jones accepted such restricted stock award in lieu of 100% of his cash incentive award. Such award had a fair market value of $93,195 based on the closing price ($21.71 per share) of our Common Stock on the grant date and after deducting the cash purchase price of the shares covered by each award. The Committee approved this alternative to afford Mr. Jones the opportunity to increase his equity ownership and to better align his interests with the interests of our stockholders. Mr. Jones was given the opportunity to receive restricted stock with a grant date fair market value in excess of his earned cash incentive award to encourage him to accept the restricted stock opportunity and to compensate him for the risk of forfeiture of the restricted stock.

2006 Target Incentive.   Mr. Jones’ employment agreement provided for an annual target incentive award equal to 50% of his base salary, subject to a maximum potential award equal to 100% of his base salary. Accordingly, Mr. Jones’ 2006 target incentive bonus ranged from $140,000 to $280,000 for 2006. See “Grants of Plan-Based Awards in Fiscal Year 2006” and “2006 Incentive Compensation Program” for additional information regarding the threshold, target and maximum incentive awards for the named executive officers.

Other Named Executive Officers

Salary.   On March 24, 2006, the Committee also conducted a compensation review for the other executive officers, including the other named executive officers. In connection with that review, Mr. Reichental submitted recommendations to the Committee. Based on those recommendations and the Committee’s evaluation of our performance and the performance of those individuals in 2006, the Committee made adjustments in the base salaries to be paid to certain of the other executive officers in

2006 as a result of which Mr. McAlea’s base salary increased 4% to $260,000, and Mr. Grace’s base salary increased 4% to $245,000. These salary increases went into effect on April 1, 2006.

2005 Incentive Compensation.   Following its review and approval of the degree of attainment of our financial objectives for 2005, the achievement of individual performance objectives for Messrs. Hull and McAlea and the 2005 annual incentive award recommendations made by the Chief Executive Officer, the Committee awarded a $42,705 cash incentive award to Mr. Hull and a $46,774 cash incentive award to Mr. McAlea for 2005. With respect to Mr. Grace, after considering the same factors as with Messrs. Hull and McAlea, the Committee awarded him 4,300 shares of restricted stock in lieu of a cash incentive award for 2005. Mr. Grace’s award had a fair market value of $89,053 based on the closing price ($21.71 per share) of our Common Stock on the grant date and after deducting the cash purchase price of the shares covered by each award.

The incentive awards for Messrs. Hull and McAlea represented 50% and 52% of their base target incentive awards for 2005, respectively. The value of the restricted stock awarded to Mr. Grace represented 73% of his base target incentive award for 2005.

As with our Chief Financial Officer, the Committee granted to Mr. McAlea a restricted stock award under our 2004 Incentive Stock Plan covering up to 2,600 shares of Common Stock as an alternative to his 2005 cash incentive award. He had the right to elect to receive all or a portion to be determined by him of his 2005 incentive either in cash or by accepting such stock award, and he elected to receive his incentive award in cash.

2006 Target Incentive.   In the case of the other named executive officers, Messrs. Hull, McAlea and Grace were assigned base target incentive awards for 2006 of approximately 31%, 35% and 50% of their base salaries, respectively. See “Grants of Plan-Based Awards in Fiscal Year 2006” and “2006 Incentive Compensation Program” for additional information regarding the threshold, target and maximum incentive awards for the named executive officers.

Equity Compensation Awards

With the long-term performance objectives mentioned above in mind, at its meeting on March 24, 2006, the Committee reviewed the stock ownership of the Company’s executive officers and other key employees. The Committee made restricted stock awards under the 2004 Incentive Stock Plan to the Company’s executive officers, including certain of the named executive officers, to reflect the contributions that those individuals have made to the improvement in the Company’s operations and financial condition since 2003, to provide motivation toward achieving the Company’s future strategic objectives and to further align the interests of those individuals with the Company’s stockholders. The awards made to named executive officers were as follows:

Name	Number of Shares	Grant Date Fair Value
Abraham N. Reichental	50,000	$1,035,500
Fred R. Jones	8,000	165,680
Kevin P. McAlea	8,000	165,680
Robert M. Grace, Jr.	8,000	165,680
Total	74,000	$1,532,540

2005 Compensation Review

On February 24, 2005, the Committee conducted its 2005 annual compensation review of the executive officers.

Chief Executive Officer

Salary.   Mr. Reichental’s base salary of $450,000 was left unchanged except that the Committee approved a $5,000 increase in his base salary to compensate him for the cost that he would incur to obtain a supplemental disability insurance policy that would satisfy the Company’s obligation under his employment agreement to provide him with such insurance. This $5,000 base salary increase will go into effect if and when that policy is issued, which had not occurred as of December 31, 2006.

2004 Incentive Compensation.   Following its review and approval of the degree of attainment of our financial objectives for 2004 and the achievement of Mr. Reichental’s and the Company’s performance objectives, the Committee granted to Mr. Reichental a 25,000 share restricted stock award under the Company’s 2004 Incentive Stock Plan in lieu of a cash bonus for 2004. Based on the closing price of the Company’s Common Stock on the grant date, the shares covered by that restricted stock award had a fair market value of $482,500 after deducting the cash purchase price payable by Mr. Reichental with respect to this award. In granting such award, the Committee also considered Mr. Reichental’s leadership in setting a new strategic direction for the Company and in improving the Company’s operations and financial condition during 2004, and, except as set forth above, the absence of an increase in his base salary for 2005.

2005 Target Incentives.   The Committee also reviewed and approved a modification of Mr. Reichental’s base target bonus objective for 2005 to 100% of his base annual salary and determined that his maximum target bonus objective would be 150% of his base annual salary, subject to the attainment of certain individual and Company performance objectives.

Chief Financial Officer

Salary.   At its meeting on February 24, 2005, Mr. Reichental submitted recommendations to the Committee with respect to Mr. Jones’ compensation. Based on those recommendations and the Committee’s evaluation of our performance and his performance in 2004, the Committee approved a 6% increase in Mr. Jones’ base salary to $265,000.

2004 Incentive Compensation.   Following its review and approval of the degree of attainment of our financial objectives for 2004, the achievement of Mr. Jones’ individual performance objectives and the 2004 annual incentive award recommendations made by the Chief Executive Officer, the Committee awarded a $97,000 cash incentive award to Mr. Jones for 2004. The incentive award to Mr. Jones for 2004 amounted to 78% of his base target incentive award.

As an alternative to his 2004 cash incentive award, the Committee granted to Mr. Jones a restricted stock award under our 2004 Incentive Stock Plan covering up to 5,800 shares of Common Stock. Mr. Jones had the right to elect to receive all or a portion to be determined by him of his 2005 incentive either in cash or by accepting such stock award. Mr. Jones elected to receive $40,000 in cash and the balance in 3,370 shares of restricted stock with a fair market value of $65,041 based on the closing price ($20.30 per share) of our Common Stock on the grant date and after deducting the cash purchase price of the shares covered by such award. As described above with respect to Mr. Jones’ 2005 incentive compensation, the Committee approved this alternative to afford Mr. Jones the opportunity to increase his equity ownership and to better align his interests with the interests of our stockholders

2005 Target Incentives.   Mr. Jones’ employment agreement provided for an annual base target incentive award equal to 50% of his base salary, subject to a maximum potential award equal to 100% of his base salary. Accordingly, Mr. Jones’ 2005 target incentive bonus ranged from $132,500 to $265,000 for 2005.

Other Named Executive Officers

Salary.   On February 24, 2005, the Committee also conducted a compensation review for the other executive officers, including the other named executive officers. In connection with that review,

Mr. Reichental submitted recommendations to the Committee. Based on those recommendations and the Committee’s evaluation of our performance and the performance of those individuals in 2005, the Committee made adjustments in the base salaries to be paid to certain of the other executive officers in 2005 as a result of which Mr. McAlea’s base salary remained at $250,000 for 2005, and Mr. Grace’s base salary increased 4% to $235,000. These salary increases went into effect on April 1, 2005.

2004 Incentive Compensation.   Following its review and approval of the degree of attainment of our financial objectives for 2004, the achievement of individual performance objectives for Messrs. Hull and McAlea and the 2004 annual incentive award recommendations made by the Chief Executive Officer, the Committee awarded to each of Messrs. Hull and McAlea a cash incentive award of $40,000 for 2004. With respect to Mr. Grace, after considering the same factors as with Messrs. Hull and McAlea, the Committee awarded him 5,300 shares of restricted stock in lieu of a cash incentive award for 2004. Mr. Grace’s award had a fair market value of $102,290 based on the closing price ($20.30 per share) of our Common Stock on the grant date and after deducting the cash purchase price of the shares covered by such award.

The incentive awards for Messrs. Hull and McAlea represented 80% of their base target incentive awards for 2004. The value of the restricted stock awarded to Mr. Grace represented 91% of his base target incentive award for 2004.

As with our Chief Financial Officer, the Committee granted to Messrs. Hull and McAlea restricted stock awards under our 2004 Incentive Stock Plan covering up to 2,400 shares of Common Stock as an alternative to their 2004 cash incentive awards. Such individuals had the right to elect to receive all or a portion to be determined by each of them of their 2004 incentive either in cash or by accepting such stock award. Mr. Hull elected to receive his incentive award in cash, and Mr. McAlea elected to receive 2,400 shares of restricted stock in lieu of his cash award. Mr. McAlea’s award had a fair market value of $46,320 based on the closing price of our Common Stock on the grant date after deducting the purchase price of the shares covered by the award.

2005 Target Incentives.   In the case of the other named executive officers, the Committee kept the base target incentive awards for Messrs. Hull, McAlea and Grace for 2005 at the same levels as 2004 of approximately 18%, 20% and 50% of their base salaries, respectively.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis section with management and, based on such review and discussion, recommended to the Board of Directors that the Compensation Discussion and Analysis section be included in this Proxy Statement and the Annual Report on Form 10-K for the year ended December 31, 2006.

Compensation Committee:

Miriam V. Gold, Chair

G. Walter Lowenbaum, II

Kevin S. Moore

Daniel S. Van Riper

Summary Compensation Table

The following table sets forth information concerning all compensation paid to the Chief Executive Officer, the Chief Financial Officer and to each of the three other most highly compensated officers for services provided to us in all capacities for each of the three years in the period ended December 31, 2006. With respect to compensation reported for the years ended December 31, 2005 and 2004, we have reclassified that information as previously presented in our Proxy Statements for prior years in order to conform to the presentation required by the executive compensation rules adopted by the Securities and Exchange Commission in 2006.

The Summary Compensation Table sets forth the total compensation paid or earned during 2006, 2005 and 2004 by each of the named executive officers. As discussed above, the persons named in the Summary Compensation Table also participate in employee benefit programs that are provided to our employees generally. Except as otherwise noted below, “All Other Compensation” does not include our cost of providing benefits that are generally available to all of our employees on a non-discriminatory basis or perquisites or personal benefits where the aggregate amount of such perquisites and personal benefits is less than $10,000 for a particular named executive officer.

Name and Principal Position	Year	Salary	Stock Awards		Option Awards(1)	Non-Equity Incentive Plan Compensation(2)		All Other Compensation(3)		Total(4)
Abraham N. Reichental	2006	$521,154	$266,433	(5)	$443,617	$—		$48,450	(8)	$1,279,654
President and Chief Executive	2005	450,000	—		—	360,000	(6)	119,604	(8)	929,604
Officer	2004	450,000	—		—	482,500	(7)	111,311	(8)	1,043,811
Fred R. Jones(9)	2006	275,673	42,629	(5)	129,024	—		69,157	(10)	516,483
Former Vice President and Chief	2005	260,731	—		—	93,195	(6)	74,581	(10)	428,507
Financial Officer	2004	250,000	—		—	105,041	(7)	174,765	(10)	529,806
Charles W. Hull	2006	275,000	—		—	—		9,121	(11)	284,121
Executive Vice President, Chief	2005	275,000	—		—	42,705	(6)	9,121	(11)	326,826
Technology Officer	2004	275,000	—		—	40,000	(7)	9,121	(11)	324,121
Kevin P. McAlea	2006	257,115	42,629	(5)	—	—		10,420	(12)	310,164
Vice President	2005	250,000	—		—	46,774	(6)	4,051	(12)	300,825
	2004	250,000	—		—	46,320	(7)	2,310	(12)	298,630
Robert M. Grace, Jr.	2006	242,116	42,629	(5)	48,238	—		76,090	(13)	409,073
Vice President, General Counsel	2005	232,154	—		—	89,053	(6)	10,251	(13)	331,458
and Secretary	2004	225,000	—		—	102,290	(7)	129,495	(13)	456,785

(1)          Represents the dollar amounts recognized by us for financial statement reporting purposes in 2006 with respect to outstanding option awards, except for purposes of this column we have disregarded estimates of forfeitures related to service-based vesting conditions. For additional information regarding the assumptions made in calculating these amounts, see Note 15 to the Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006. There were no forfeitures of option awards for the named executive officers in fiscal year 2006.

(2)          Each of the named executive officers has an annual target incentive award that is approved by the Compensation Committee. See “—Compensation Discussion and Analysis” and “—Grants of Plan-Based Awards in Fiscal Year 2006” and “—2006 Incentive Compensation Program.”

(3)          In addition to the items discussed below in the notes for each individual, “All Other Compensation” includes matching contributions that we make for their accounts under our Section 401(k) Plan. Under this Plan, eligible employees, including the named executive officers, may contribute a part of their annual compensation on a before-tax basis. Subject to certain conditions and to an annual limit of $1,500 for each participant, participating employees receive matching contributions equal to 50% of the amount of their contributions. Contributions made by the named executive officers to our Section 401(k) Plan have not been deducted from the compensation reported for them in the Summary Compensation Table.

In November 2005, we announced plans to relocate our corporate headquarters to Rock Hill, South Carolina. In connection with these plans, we adopted a relocation program that each of our executive officers who relocated was entitled to participate in. Benefits available under that plan included, among other things, reimbursement of costs of sale and purchase of residences, moving expenses, a guaranteed sale price of an existing residence based on an independent appraisal, if required, and payment or reimbursement of certain other incidental expenses.

(4)          Total Compensation equals the sum of “Salary,” “Stock Awards,” “Non-Equity Incentive Plan Compensation” and “All Other Compensation” set forth in the Summary Compensation Table for each year. See Notes 8, 10, 11, 12 and 13 below.

(5)          At its meeting on March 24, 2006, the Compensation Committee reviewed the stock ownership of our executive officers and other key employees and made the following restricted stock awards under the 2004 Incentive Stock Plan to our executive officers, including certain of the named executive officers, to reflect the contributions that those individuals had made to the improvement in our operations and financial condition since 2003, to provide motivation toward achieving our future strategic objectives and to further align the interests of those individuals with our stockholders.

Name	Number of Shares	Grant Date Fair Value
Abraham N. Reichental	50,000	$1,035,500
Fred R. Jones	8,000	165,680
Kevin P. McAlea	8,000	165,680
Robert M. Grace, Jr.	8,000	165,680
Total	74,000	$1,532,540

Each of these restricted stock awards required the recipient to pay $1.00 for each share of Common Stock covered by such recipient’s award, and the shares covered by each award are subject to forfeiture if the recipient leaves our employ before March 24, 2009 other than as a result of death or disability. We repurchased the 8,000 shares issued to Mr. Jones in connection with his separation from service effective March 30, 2007.   See “—Employment and Other Agreements with Named Executive Officers.” The amounts related to these awards set forth in the Summary Compensation Table above are the amounts recognized for financial statement reporting purposes with respect to 2006 in accordance with FAS 123(R).

(6)          On March 24, 2006, the Compensation Committee granted annual incentive awards for 2005 to each of our executive officers, including those named in the Summary Compensation Table. These awards were granted either in cash or as restricted stock awards under our 2004 Incentive Stock Plan. In the case of named executive officers who were granted a cash incentive award, certain of them were also granted the opportunity to receive an award of restricted stock under our 2004 Incentive Stock Plan with a fair market value on the grant date equal to approximately 120% of the amount of the cash incentive award in lieu of all or any portion of such person’s cash incentive award. Each of those restricted stock awards required each recipient, if accepted, to pay $1.00 for each share of Common Stock covered by such recipient’s award, and the shares covered by each award are subject to forfeiture if the recipient leaves our employ before March 24, 2009 other than as a result of death or disability. As described in “—Grants of Plan-Based Awards in Fiscal Year 2006,” the grant date fair value of such shares, computed in accordance with FAS 123(R), is set forth below. Cash amounts paid to, and the fair market value of restricted stock awards accepted by, the individuals named in the Summary Compensation Table were as follows:

Name	Calculated Amount of Incentive Award	Cash Incentive Award Paid	Grant Date Fair Value of Stock Award Received in Lieu of Cash Incentive Award
Abraham N. Reichental	$360,000	$360,000	$—
Fred R. Jones	81,747	—	93,195
Charles W. Hull	42,705	42,705	—
Kevin P. McAlea	46,774	46,774	—
Robert M. Grace, Jr.	—	—	89,053
Total	$531,226	$449,479	$182,248

Mr.  Jones elected to receive 4,500 shares of restricted stock in lieu of his cash incentive award. With respect to Mr. Grace, the Committee awarded him 4,300 shares of restricted stock in lieu of a cash incentive award and did not separately provide him with the alternative of receiving his incentive award in cash. See “—Grants of Plan-Based Awards in Fiscal Year 2006.”

The amount in the Summary Compensation Table above with respect to each such individual represents the cash incentives earned, except with respect to Messrs. Jones and Grace. The amount in the Summary Compensation Table above with respect to Messrs. Jones and Grace represents the grant date fair value of the restricted stock accepted by each of them in lieu of cash incentive awards for 2005.

(7)          On February 24, 2005, the Compensation Committee granted annual incentive awards for 2004 to each of our executive officers, including those named in the Summary Compensation Table. These awards were granted either in cash, as restricted stock awards under our 2004 Incentive Stock Plan or a combination of cash and restricted stock awards under our 2004 Incentive Stock Plan. In the case of named executive officers who were granted a cash incentive award, each of them was also granted the opportunity to receive an award of restricted stock under our 2004 Incentive Stock Plan. Each of those restricted stock awards required each recipient to pay, if accepted, $1.00 for each share of Common Stock covered by such recipient’s award, and the shares covered by each award are subject to forfeiture if the recipient leaves our employ before February 24, 2008 other than as a result of death or disability. As described in “—Grants of Plan-Based Awards in Fiscal Year 2006,” the grant date fair value of such shares, computed in accordance with FAS 123(R), is set forth below. Cash amounts paid to, and the fair market value of restricted stock awards accepted by, the individuals named in the Summary Compensation Table were as follows:

Name	Calculated Amount of Incentive Award	Cash Incentive Award Paid	Grant Date Fair Value of Stock Award Received in Lieu of Cash Incentive Award
Abraham N. Reichental	$—	$—	$482,500
Fred R. Jones	97,000	40,000	65,041
Charles W. Hull	40,000	40,000	—
Kevin P. McAlea	40,000	—	46,320
Robert M. Grace, Jr.	—	—	102,290
Total	$177,000	$80,000	$696,151

With respect to the annual incentive awards for Messrs. Reichental and Grace, the Company awarded each of them shares of restricted stock in lieu of a cash award and did not separately provide either of them with the alternative of receiving their incentive awards in cash. The Compensation Committee awarded Messrs. Reichental and Grace 25,000 and 5,300 shares of Common Stock, respectively, in lieu of their cash incentive awards. Mr. Jones elected to receive $40,000 of his award in cash and the balance in 3,370 shares of restricted stock. Mr. Hull elected to receive all of his award in cash, and Mr. McAlea elected to receive 2,400 shares of restricted stock in lieu of his cash award.

The amount in the Summary Compensation Table above (a) with respect to Mr. Reichental, Mr. McAlea and Mr. Grace, represents the grant date fair value of the restricted stock awarded in lieu of their incentive awards for 2004, (b) with respect to Mr. Jones, represents the amount of his bonus paid in cash plus the grant date fair value of the restricted stock awarded in lieu of a portion of his incentive award for 2004, and (c) with respect to Mr. Hull, represents the cash amount of his bonus paid.

(8)          Mr. Reichental’s other compensation includes the amount that the Company paid for living expenses, costs for an automobile that we provide for his business and personal use, employer-paid group term life insurance premiums and costs of a PDA. Since joining the Company in 2003, Mr. Reichental’s primary residence has been in South Carolina, and the living expenses were for a residence maintained by him in California, where our headquarters were located until 2006. Such items, certain of which included income tax reimbursements, were as follows in each year:

	2004	2005	2006
Living expenses	$99,946	$108,239	$32,240
Automobile expenses	10,375	10,375	13,750
Life insurance and other	990	990	2,460
Total	$111,311	$119,604	$48,450

For additional information concerning Mr. Reichental’s compensation, see “—Employment and Other Agreements with Named Executive Officers.”

       (9) Mr. Jones stepped down as our Vice President and Chief Financial Officer by mutual agreement effective February 13, 2007. In connection with his separation from the Company, we entered into a letter agreement with him pursuant to which we agreed to certain matters relating to his separation. See “—Employment and Other Agreements with Named Executive Officers.”

(10) Mr. Jones’ other compensation includes relocation expenses and related income tax reimbursements ($63,981, $70,652 and $170,943 in 2006, 2005 and 2004, respectively) as well as the cost of employer-paid group term life insurance premiums, matching contributions under our Section 401(k) Plan and other expenses.

(11) Mr. Hull’s other compensation in each year includes the cost of employer-paid group term life insurance premiums and matching contributions under our Section 401(k) Plan. See “—Employment and Other Agreements with Named Executive Officers.”

(12) Mr. McAlea’s other compensation in each year includes the cost of employer-paid group term life insurance premiums, matching contributions under our Section 401(k) Plan, other expenses and, in 2006 and 2005, relocation expenses.

(13) Mr. Grace’s other compensation includes relocation expenses and related income tax reimbursements ($70,577 and $125,931 in 2006 and 2004, respectively) as well as the costs of employer-paid group term life insurance premiums, matching contributions under our Section 401(k) Plan and other expenses.

Grants of Plan-Based Awards in Fiscal Year 2006

			Estimated Future Payouts Under			All Other Stock		Grant Date Fair
			Non-Equity Incentive Plan Awards(1)			Awards:		Value of Stock
				Base		Number of		and Option
Name	Incentive Plan	Grant Date	Threshold	Target	Maximum	Shares of Stock		Awards(2)
Abraham N. Reichental	2006 Incentive Compensation Program	3/24/2006	$0	$550,000	$825,000	—		$—
	2004 Incentive Stock Plan	3/24/2006				50,000	(3)	1,035,500
Fred R. Jones	2006 Incentive Compensation Program	3/24/2006	0	140,000	280,000	—		—
	2004 Incentive Stock Plan	3/24/2006				8,000	(3)	165,680
						4,500	(4)	93,195
Charles W. Hull	2006 Incentive Compensation Program	3/24/2006	0	85,000	170,000	—		—
Kevin P. McAlea	2006 Incentive Compensation Program	3/24/2006	0	90,000	180,000	—		—
	2004 Incentive Stock Plan	3/24/2006				8,000	(3)	165,680
Robert M. Grace, Jr.	2006 Incentive Compensation Program	3/24/2006	0	122,500	245,000	—		—
	2004 Incentive Stock Plan	3/24/2006				8,000	(3)	165,680
						4,300	(4)	89,053

(1)             Represents target awards under the 2006 Incentive Compensation Program. The threshold amounts are shown as zero because there are no guaranteed awards to named executive officers under the program. The base target amounts represent the incentive awards that may have been awarded assuming achievement of 100% of the pre-determined financial and individual performance objectives for 2006. The maximum amounts represent the maximum amount that may have been awarded assuming achievement of 150% or greater of the financial performance measures and 100% of the individual performance measures for 2006. The maximum amount shown for Mr. Jones is based on provisions of his employment agreement. As discussed above, on April 13, 2007, the Compensation Committee determined that no amounts would be awarded to any of the named executive officers under the 2006 Incentive Compensation Program. See “—2006 Incentive Compensation Program” and “—Employment and Other Agreements with Named Executive Officers.”

(2)             Represents the grant date fair market value of stock awards computed in accordance with FAS 123(R). For additional information regarding the assumptions made in calculating these amounts, see Note 15 to the Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

(3)             As discussed in Note 4 to the Summary Compensation Table, the Compensation Committee made these awards under the 2004 Incentive Stock Plan at its meeting on March 24, 2006 upon review of the stock ownership of our executive officers and other key employees. We repurchased the 8,000 shares issued to Mr. Jones in connection with his separation from service effective March 30, 2007. See “—Employment and Other Agreements with Named Executive Officers.”

(4)             As discussed in Note 5 to the Summary Compensation Table, the Compensation Committee also granted annual incentive awards for 2005 in cash to each of our executive officers with certain of them also being granted the opportunity to receive an award of restricted stock under our 2004 Incentive Stock Plan in lieu of all or any portion of such annual cash incentive award. Such share amounts represent the number of shares acquired by such individuals in lieu of their cash incentive awards with respect to 2005.

Employment and Other Agreements with Named Executive Officers

Abraham N. Reichental

Mr. Reichental was appointed President and Chief Executive Officer and a member of the Board of Directors effective September 19, 2003, and we entered into an employment agreement with him on that date. Pursuant to this agreement, he is entitled to an annual base salary of at least $450,000 per year, subject to increase at the discretion of the Compensation Committee of the Board of Directors. His current annual base salary is $550,000.

In addition to standard employee benefits, under the terms of his employment agreement, Mr. Reichental is also entitled to participate in our annual incentive program, with a target annual incentive award of $250,000 per year, subject to a maximum potential award equal to 100% of his base salary. The Compensation Committee has since increased his target incentive award to 100% of his base annual salary with a maximum target incentive award of 150% of his base annual salary, subject to the attainment of the performance objectives set forth in our annual incentive program. He was also entitled to be reimbursed for certain relocation and living expenses through December 31, 2006.

At the time he was hired, Mr. Reichental received a $100,000 cash bonus and a grant of 100,000 shares of Common Stock. He also received stock options covering 400,000 shares of Common Stock subject to a four-year vesting schedule. Of the stock options received, 55,401 shares are incentive stock options and 344,599 shares are non-qualified stock options.

Mr. Reichental’s employment agreement is renewable automatically for succeeding terms of one year on each September 19, unless either party gives written notice of an intent not to renew. If we give notice to him of our intention not to renew the employment agreement, or if his employment is terminated by reason of death or by us without cause (defined as conduct involving moral turpitude or gross or habitual neglect of duties during the term of the agreement), he or his estate will be entitled to receive the following severance certain payments:

•       the same health and disability benefits as he receives under the employment agreement for two years or until he obtains other employment providing for these benefits;

•     two years of his then current base salary, in the total sum of at least $900,000, together with an incentive award with respect to the year of termination equal to a pro rata amount of the incentive award which he would have received for that year based on our annualized performance up to the date of termination; and

•       all unvested stock options, which shall fully vest upon and no later than the termination of his employment.

In addition, Mr. Reichental has been granted restricted stock under our 2004 Stock Incentive Plan. The shares of restricted stock granted under the 2004 Stock Incentive Plan are subject to an option in our favor for three years after they are awarded to repurchase them for $1.00 per share. This option does not apply, however, if participants under the plan leave the employ of the Company as a result of death or disability, and it will terminate in the event of a “change in control” (as defined in the 2004 Stock Incentive Plan.)

The following table sets forth the estimated post-employment compensation and benefits that would have been payable to Mr. Reichental under his employment agreement and the 2004 Stock Incentive Plan, assuming that each covered circumstance under such arrangements occurred on December 31, 2006.

Benefits and Payments Upon Termination	Non-Renewal by Us of Employment Agreement	Involuntary Termination Without Cause	Change in Control	Death	Disability	Any Other Reasons, Including Voluntary Resignation, Retirement, or Termination For Cause
Compensation:
Two Years Base Salary(1)	$1,100,000	$1,100,000	$—	$1,100,000	$—	$—
Annual Incentive Award(2)	—	—	—	—	—	—
Unvested Stock Options(3)	655,578	655,578	655,578	655,578	—	—
Unvested Restricted Stock(4)	—	—	1,197,000	$1,197,000	1,197,000	—
Other Benefits:
Health, Dental and Vision(5) Insurance(6)	31,004	31,004	—	31,004	—	—
Life Insurance	1,728	1,728	—	1,728	—	—
Disability Insurance	1,248	1,248	—	1,248	—	—
Total:	$1,789,558	$1,789,558	$1,852,578	$2,986,558	$1,197,000	$—

(1)           Represents two years of Mr. Reichental’s base salary of $550,000 for 2006.

(2)           No amount is included with regard to Mr. Reichental’s annual incentive award as no amounts were awarded under our annual incentive program for 2006.

(3)           This amount reflects the value of 75,009 unvested options held by Mr. Reichental at the end of 2006, based upon the amount by which the closing market price ($15.96 per share) on December 31, 2006 of the shares of Common Stock underlying those options exceeded the exercise price ($7.22 per share) of those options.

(4)           This amount reflects the value of 75,000 shares of restricted stock held by Mr. Reichental at the end of 2006 based on the closing market price of our Common Stock on December 31, 2006 ($15.96 per share) before deducting the $1.00 per share purchase price for those shares.

(5)           Represents the estimated incremental cost to us of health, dental and vision plan continuation for two years.

(6)           Represents the estimated incremental cost for us of such continuing insurance coverage of two years.

Fred R. Jones

Mr. Jones was appointed Vice President and Chief Financial Officer effective December 26, 2003, and we entered into a letter agreement with him on that date. Pursuant to this letter agreement, his annual base salary was set at $250,000 per year, subject to increase at the discretion of the Compensation Committee of the Board of Directors. During 2006, Mr. Jones’ salary was increased to $280,000.

In addition to standard employee benefits, Mr. Jones was also entitled to participate in our annual incentive program, with a base target incentive award equal to 50% of his base salary, subject to a maximum potential award equal to 100% of his base salary. At the time he was hired, he received a grant of 10,000 shares of Common Stock and stock options covering 100,000 shares of Common Stock.

Mr. Jones stepped down as our Vice President and Chief Financial Officer by mutual agreement effective February 13, 2007. On March 29, 2007, we entered into a separation agreement with him effective March 30, 2007. This separation agreement supersedes the letter agreement we entered into with Mr. Jones in December 2003 and amended certain provisions of his 2003 letter agreement relating to separation from service.

Pursuant to the separation agreement, Mr. Jones assisted us through March 30, 2007 in our financial reporting for 2006 and provided us with transition services to assist us in transferring his responsibilities to other employees. He also agreed to serve as a consultant to us through March 31, 2009 on projects to be mutually agreed to and, subject to his complying with the confidentiality and non-competition provisions in the separation agreement, we agreed to pay him $150 per hour for such services.

We also agreed to pay Mr. Jones $500,000 of previously agreed upon salary continuation payments so that he will receive (a) $125,000 on the date that is six months from March 30, 2007 and (b) a total of $375,000 thereafter payable in bi-weekly installments over the following 18 months. These payments are in lieu of the two years of his current base salary, amounting to $560,000, that would otherwise have been payable to Mr. Jones under his 2003 letter agreement.

Consistent with the 2003 letter agreement, Mr. Jones will be entitled to receive his current or comparable health, dental, vision, life and long-term disability coverage for a period ending on the earlier of two years from March 30, 2007 or such time as he obtains other employment providing comparable benefits.

As contemplated by the 2003 letter agreement with Mr. Jones, his remaining unvested stock options vested upon his termination. Mr. Jones holds 100,000 options that are exercisable until 90 days after March 30, 2007.

Mr. Jones also owned a total of 15,870 restricted shares of Common Stock upon his separation of service. Of these shares, we repurchased 8,000 shares for a total purchase price of $8,000, as provided in the restricted stock purchase agreement related to these shares. With respect to the remaining 7,870 shares, we agreed not to exercise our right to repurchase these shares during the remaining vesting period (which continues for varying times through March 24, 2009) so long as Mr. Jones complies with the confidentiality and non-competition provisions and provides us with the consulting services contained in and contemplated by the letter agreement.

Finally, Mr. Jones executed a general release in our favor in connection with the separation agreement.

The following table sets forth the estimated post-employment compensation and benefits payable to Mr. Jones in connection with his separation from service:

Benefits and Payments Upon Separation From Service	Amount
Compensation:
Cash Payments	$500,000
Annual Incentive Award	—
Unvested Stock Options(1)	223,688
Repurchase of Shares of Restricted Stock(2)	8,000
Other Benefits:
Health, Dental and Vision Insurance	31,004
Life Insurance	1,613
Disability Insurance	1,248
Total:	$765,553

(1)          The amount set forth in this row reflects the value of 18,750 unvested options held by Mr. Jones as of March 29, 2007, the date we entered into a separation agreement with him, based upon the amount by which the closing market price ($21.73 per share) of the shares of Common Stock underlying those options exceeded the exercise price ($9.80 per share) of those options on such date.

(2)          Reflects the price paid to Mr. Jones as consideration for the repurchase of 8,000 shares of restricted stock.

Charles W. Hull

We and Mr. Hull are parties to a consulting arrangement pursuant to which, upon his retirement, he will become a consultant to the Company for a period of four years at a fixed consulting fee that will decline from $275,000 in the first year to $100,000 in the fourth year, and he will remain entitled to continuing life and health insurance coverage.

The following table sets forth the consulting fees and estimated benefits payable under Mr. Hull’s consulting arrangement, assuming that he retired on December 31, 2006.

Benefits and Payments Upon Termination	Amount
Consulting Fees (4 Years)(1)	$625,000
Benefits:
Health, Dental and Vision Insurance(2)	46,018
Life Insurance(3)	1,587
Total:	$672,605

(1)          Consulting fees payable to Mr. Hull under this consulting arrangement will be $275,000 for the first year, $150,000 for the second year and $100,000 for the third and fourth years.

(2)          Represents the estimated incremental cost to us of health, dental and vision plan continuation for four years.

(3)          Represents the estimated incremental cost to us of such continuing insurance coverage for two years.

Other Named Executive Officers

We and Mr. McAlea are parties to a severance arrangement pursuant to which Mr. McAlea would become entitled to severance payments equal to nine months of his then current salary if his employment is terminated other than for cause. If Mr. McAlea had been terminated without cause on December 31, 2006, he would have been entitled to severance payments totaling $195,000.

Messrs. McAlea and Grace each hold restricted stock granted under the 2004 Stock Incentive Plan that is subject to forfeiture if either of the individuals leaves our employ within three years after the date of grant. As described above under “—Payments and Benefits Upon Termination or Change of Control,” each share of restricted stock granted to Messrs. McAlea and Grace under the 2004 Stock Incentive Plan will no longer be subject to our option to repurchase that share if either individual leaves our employ due to death or disability or in the event of a change of control.

If Mr. Grace had left our employ on December 31, 2006 due to death or disability or if a change of control had occurred on such date, 17,600 shares of restricted stock owned by him (valued at $280,896) as of such date would have become vested. If Mr. McAlea had left our employ on December 31, 2006 due to death or disability or if a change of control had occurred on such date, 10,400 shares of restricted stock owned by him (valued at $165,984) as of such date would have become vested. We do not currently expect any such change in control to occur.

Outstanding Equity Awards at 2006 Fiscal Year-End

The following table sets forth, for each of the executive officers named in the Summary Compensation Table, certain information regarding the number of shares of Common Stock underlying stock options held at the end of 2006 and the number and market value of shares covered by restricted stock awards held at the end of 2006.

	Option Awards					Restricted Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested(4)	Market Value of Shares or Units of Stock That Have Not Vested(5)
Abraham N. Reichental	324,991	75,009	(1)	$7.22	9/19/2013	75,000	$1,197,000
Fred R. Jones	74,992	25,008	(2)	9.80	12/26/2013	15,870	253,285
Charles W. Hull	10,000	—		12.59	2/28/2011	—	—
Kevin P. McAlea	55,000	—		5.31	5/15/2013	10,400	165,984
	75,000	—		15.16	8/24/2011	—	—
Robert M. Grace, Jr.	30,000	10,000	(3)	9.60	11/2/2013	17,600	280,896

(1)           Represents (a) the unvested portion of a nonqualified stock option for 344,599 shares, which vests over a period of four years with 25% (86,150 shares) having vested on September 19, 2004, the first anniversary of the date of grant, and the remainder vesting in equal monthly installments (7,179 shares per month) thereafter (totaling 279,983 vested options as of December 31, 2006) and (b) the unvested portion of an incentive option for 55,401 shares, which vests over a period of four years with 3,264 shares having vested on December 31, 2003, 10,388 shares having vested on September 19, 2004, the first anniversary date of the grant, and the remainder vesting in equal monthly installments (1,154 shares per month) thereafter (totaling 45,008 vested options as of December 31, 2006.)

(2)           Represents (a) the unvested portion of a nonqualified stock option for 59,200 shares, which vests over a period of four years with 25% (14,800 shares) having vested on December 26, 2004, the first anniversary of the date of grant, and the remainder vesting in equal monthly installments (approximately 1,233 shares per month) thereafter (totaling 44,392 vested options as of December 31, 2006) and (b) the unvested portion of an incentive stock option for 40,800 shares, which vests over a period of four years with 25% (10,200 shares) having vested on December 26, 2004, the first anniversary of the date of grant, and the remainder vesting in equal monthly installments (850 shares per month) thereafter (totaling 30,600 vested options as of December 31, 2006). Upon Mr. Jones’ separation of service from our Company effective March 30, 2007, all remaining unvested options became fully vested. See “—Employment and Other Agreements with Named Executive Officers.”

(3)           Represents the unvested portion of a nonqualified option for 40,000 shares, which vests over a period of four years with 25% (10,000 shares) having vested on November 3, 2004, the first anniversary of the date of grant, and the remainder vesting in equal annual installments (10,000 shares per year) thereafter.

(4)           The shares set forth in this column consist of shares of restricted Common Stock awarded on (a) February 24, 2005, in lieu of cash incentive award for 2004, that vest on February 24, 2008, (b) March 24, 2006, in lieu of cash incentive award for 2005, that vest on March 24, 2009, and (c) March 24, 2006, as a long-term incentive award, that vest on March 24, 2009. Each award of restricted stock is subject to forfeiture if the recipient leaves our employ within three years after the date of grant of the award other than as a result of death or disability. As discussed above, we repurchased 8,000 of these shares from Mr. Jones upon his separation from service on March 30, 2007 for a price of $1.00 per share.

The manner of each grant of restricted stock that the Company awarded is as follows:

	Number of Restricted Shares Granted on
Name	February 24, 2005 in Lieu of Cash Incentive Awards	March 24, 2006 in Lieu of Cash Incentive Awards	March 24, 2006 as a Long-Term Incentive Award
Abraham N. Reichental	25,000	—	50,000
Fred R. Jones	3,370	4,500	8,000
Kevin P. McAlea	2,400	—	8,000
Robert M. Grace, Jr.	5,300	4,300	8,000
Total	36,070	8,800	74,000

(5)        The amounts set forth in this column were calculated by multiplying the closing market price of our Common Stock on December 31, 2006 ($15.96 per share) by the number of shares set forth in the column titled “Number of Shares or Units of Stock that Have Not Vested.”

Option Exercises and Stock Vested in Fiscal Year 2006

The following table reflects the amounts received by the named executive officers upon the exercise of options during 2006.

	Option Awards
Name	Number of Shares Acquired on Exercise		Value Realized on Exercise(1)
Charles W. Hull	75,000	(2)	$417,860

(1)          The amount set forth in this column reflects the difference between the closing market price of our Common Stock on each date of  exercise and the exercise price of the options.

(2)          Represents the aggregate number of options exercised. Each of such options had an exercise price of $10.25 and an expiration date of November 1, 2006.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and any person owning ten percent or more of the outstanding shares of our Common Stock to file reports with SEC to report their beneficial ownership of and transactions in the Company’s securities and to furnish us with copies of those reports. Based upon a review of those reports filed with the Company, along with written representations from or on behalf of certain executive officers and directors that they were not required to file any reports during 2006, we believe that all of these reports were timely filed during 2006.

CERTAIN TRANSACTIONS

Messrs. Reichental, Loewenbaum, Kever, McAlea and Grace own an aggregate of $2.6 million of the $22.7 million original aggregate principal amount of our 6% convertible subordinated debentures that were issued in a private placement during November and December 2003. Clark Partners I, L.P., an entity with which Mr. Moore is affiliated, acquired an additional $3.0 million of the 6% convertible subordinated debentures at the time of their issuance. See Note 4 to “Security Ownership of Certain Beneficial Owners and Management.”  The following table sets forth certain information regarding such persons’ ownership of the 6% convertible subordinated debentures:

Name	Maximum Amount Owned in 2006	Amount Owned at December 31, 2006	Principal Paid in 2006	Interest Paid in 2006
Kevin S. Moore(1)	$3,000,000	$3,000,000	$—	$180,000
G. Walter Loewenbaum, II	1,550,000	1,550,000	—	93,000
Jim Kever(2)	500,000	500,000	—	30,000
Abraham N. Reichental	500,000	500,000	—	30,000
Robert M. Grace, Jr.	50,000	50,000	—	3,000
Kevin P. McAlea	20,000	20,000	—	1,200
Total	$5,620,000	$5,620,000	$—	$337,200

(1)          Represents 6% convertible subordinated debentures owned by The Clark Estates, Inc., an entity with which Mr. Moore is affiliated.

(2)          Includes $250,000 principal amount of 6% convertible subordinated debentures owned by an irrevocable trust for the benefit of Mr. Kever’s minor children, for which Mr. Kever serves as trustee.

A special committee of the Board of Directors, composed entirely of disinterested independent directors, approved the offer and sale of the 6% convertible subordinated debentures and recommended the transaction to the Board of Directors. The Board of Directors also approved this transaction.

For additional information regarding our Related Party Transaction Policy, see “Corporate Governance Matters—Related Party Transaction Policies and Procedures” above.

PROPOSAL TWO:

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has approved the retention of BDO Seidman, LLP (“BDO”) as our independent registered public accounting firm to examine and report on our financial statements for the year ending December 31, 2007, subject to the ratification of its retention by the stockholders at the Annual Meeting. BDO has examined and reported on our financial statements for each of the four years ended December 31, 2006.

Valid proxies will be voted on this proposal in accordance with the voting directions specified on the proxy or, if no directions are given, will be voted FOR the proposal to ratify the appointment of BDO as our independent registered public accounting firm.

Representatives of BDO are expected to be present at the Annual Meeting. Those representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Approval of this proposal requires the affirmative vote of the holders of a majority of the votes cast at the Annual Meeting.

The Board of Directors unanimously recommends you vote FOR the proposal to ratify the selection of BDO as our independent registered public accounting firm for 2007.

FEES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is responsible for appointing, setting the compensation of and overseeing the work of our independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by BDO.

The following table sets forth the aggregate fees that BDO billed us for professional services rendered for the years ended December 31, 2006 and 2005.

	2006	2005
	(dollars in thousands)
Audit fees(1)	$2,695	$1,164
Audit-related fees(2)	—	37
Tax fees(3)	11	49
All other fees(4)	20	11
Total	$2,726	$1,261

(1)          Audit fees consisted of audit work performed in the preparation of financial statements (including in 2006 the restatement of previously issued financial statements) as well as work generally only the independent registered public accounting firm can reasonably be expected to provide, such as statutory audits. In 2006 and 2005, respectively, audit fees also included approximately $575,000 and $592,000 related to attestation services rendered by BDO in connection with Section 404 of The Sarbanes-Oxley Act of 2002.

(2)          Audit-related fees consist primarily of procedures related to securities law filings and consultation on accounting standards.

(3)          Tax fees include all tax services relating to tax compliance, tax planning and reporting.

(4)          All other fees in 2006 and 2005 consisted principally of non-audit services billed by BDO for reviews of royalty payments owing by us to unrelated third parties.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors is currently composed of four directors, each of whom is independent as defined by the listing standards of The Nasdaq Stock Market, LLC and is an “audit committee financial expert” as defined in the regulations of the SEC. The Audit Committee operates under a written charter approved by the Board of Directors. A copy of the current charter was attached to the Proxy Statement for the 2004 Annual Meeting and is available on our website, which can be viewed by going to www.3DSystems.com and clicking the “Corporate Governance” tab and then selecting the document titled “Audit Committee Charter” from the list of documents on the web page.

Responsibility

The Audit Committee is responsible for providing independent, objective oversight of the Company’s financial reporting processes and internal controls.

Management is responsible for the Company’s system of internal controls and its financial reporting processes, including the preparation of its financial statements in conformity with United States’ generally accepted accounting principles.

BDO Seidman, LLP, the Company’s independent registered public accounting firm, is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board and for issuing a report thereon expressing its opinion as to whether the financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Company in conformity with United States’ generally accepted accounting principles.

The Audit Committee’s responsibility is to review and monitor, in an oversight capacity, the financial reporting and auditing processes. The Audit Committee has relied, without independent verification, on management’s representations that the financial statements are complete, free of material misstatement and prepared in accordance with United States’ generally accepted accounting principles, and on the opinion and representations made by BDO in its report on the Company’s financial statements, including its representations that BDO is “independent” and that its audit was performed in accordance with auditing standards generally accepted in the United States. The Audit Committee’s oversight does not provide assurance that management’s and BDO’s opinion and representations referred to above are correct.

2006 Consolidated Financial Statements

In connection with these responsibilities, the Audit Committee met with management and representatives of BDO to review and discuss the audited consolidated financial statements for the year ended December 31, 2006. The Audit Committee discussed with the representatives of BDO the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, as amended, which include, among other items, matters relating to the conduct of an audit of the Company’s financial statements. The Audit Committee received written disclosures and the letter from BDO required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and the Audit Committee discussed with the representatives of BDO that firm’s independence. The Audit Committee also pre-approved the services that BDO was engaged to provide during 2006, including all non-audit services that BDO was engaged to provide, evaluated and approved the fees charged for those engagements, and considered whether BDO’s provision of the non-audit services that were provided was compatible with maintaining that firm’s independence.

Based upon the Audit Committee’s discussions with management and BDO and the Audit Committee’s review of the representations of management and BDO, the Audit Committee recommended that the Board of Directors approve including the audited consolidated financial statements for the year ended December 31, 2006 in the Company’s Annual Report on Form 10-K for that year for filing with the SEC.

Internal Control Attestation

For the year ended December 31, 2006, the Audit Committee reviewed and monitored, on an oversight basis, management’s activities undertaken to comply with the Company’s internal control evaluation responsibilities under Section 404 of The Sarbanes-Oxley Act of 2002. In connection with this oversight, the Audit Committee met with management and representatives of BDO to review and discuss management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2006 and BDO’s attestation report on management’s assessment of the Company’s internal control over financial reporting. Management’s assessment and BDO’s attestation report are contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

Audit Committee
Daniel S. Van Riper, Chairman
Jim D. Kever
Kevin S. Moore
Richard C. Spalding

OTHER MATTERS

This proxy statement is being delivered to you on our behalf. We are bearing the expenses of preparing, printing and mailing this proxy statement and other proxy materials and all other expenses of soliciting proxies. We have retained Georgeson Shareholder Communications, Inc. (“Georgeson”) to solicit proxies by personal interview, mail, telephone, facsimile, internet or other means of electronic transmission and to request brokerage houses, banks and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of the Common Stock held of record by those persons. We agreed to pay Georgeson a fee of $10,000 for these services and will reimburse it for payments made to brokers and other nominee holders for their expenses in forwarding soliciting material. In addition, our directors, officers and employees may solicit proxies by personal interview, mail, telephone, facsimile, internet or other means of electronic transmission, although they will receive no additional compensation for such solicitation.

We do not know of any matters to be presented at the meeting other than those set forth in this Proxy Statement. However, if any other matters come before the meeting, the proxyholders named in the enclosed proxy card will vote the shares represented by any proxy granted in their favor in such manner as the Board of Directors may recommend, and otherwise in the proxy holders’ discretion.

By Order of the Board of Directors

Robert M. Grace, Jr.
Secretary

Rock Hill, South Carolina
April 30, 2007

3D SYSTEMS CORPORATION

YOU MAY VOTE BY TELEPHONE
It’s Fast and Convenient

TWO WAYS TO VOTE:

	TELEPHONE	OR	MAIL
1-888-426-7035
•	Use any touch-tone telephone to vote your proxy.		•	Mark, date and sign your proxy card and return it in the enclosed postage-paid envelope.
•	Have your proxy card in hand when you call.
•	You will be prompted to enter your control number, located in the box below, and then follow the directions given.
•	You can vote by telephone 24 hours a day, 7 days a week, but no telephone voting will be available after midnight, E.D.T., on May 14, 2007.

Your telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. If you have submitted your vote by telephone there is no need for you to mail back your proxy card.

Ñ  DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE  Ñ

3D SYSTEMS CORPORATION				Please Mark Here for Address Change or Comments SEE REVERSE SIDE
The Board of Directors Recommends a vote FOR Proposal No. 1
1. Election of the Director Nominees set forth below.
	FOR all nominees listed below (except as marked to the contrary below)		WITHHOLD AUTHORITY to vote for all nominees listed below
INSTRUCTION: To withhold authority to vote for any individual nominee strike a line through the nominee’s name in the list below.

THE PROXY HOLDERS WILL VOTE AS RECOMMENDED BY THE BOARD OF DIRECTORS ON ANY OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF OR, IN THE ABSENCE OF A BOARD RECOMMENDATION ON ANY SUCH OTHER PROPER MATTERS, IN THE PROXY HOLDERS’ DISCRETION.

01 Miriam V. Gold 03 Jim D. Kever 05 Kevin S. Moore 07 Daniel S. Van Riper			02 Charles W. Hull 04 G. Walter Loewenbaum, II 06 Abraham N. Reichental
The Board of Directors Recommends a vote FOR Proposal No. 2
2.	Ratification of the appointment of BDO Seidman, LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2007.

The undersigned hereby revokes all proxies previously given by the undersigned to vote at the 2007 Annual Meeting and any adjournments or postponements thereof and acknowledges receipt of 3D Systems Corporation’s Proxy Statement dated April 30, 2007 for the 2007 Annual Meeting.

	FOR	AGAINST	ABSTAIN	PLEASE MARK THIS BOX IF YOU PLAN TO ATTEND THE ANNUAL MEETING.
				Date:	, 2007

Signature(s):

NOTE:    Please sign EXACTLY as name appears above.  When signing on behalf of a corporation, estate, trust or other stockholder, please give its full name and state your full title or capacity or otherwise indicate that you are authorized to sign.

Ñ  DETACH PROXY CARD HERE  Ñ

PROXY

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
OF
3D SYSTEMS CORPORATION

The undersigned hereby appoints Abraham N. Reichental, Robert M. Grace, Jr. and Andrew M. Johnson, or any of them, proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned and, to vote the shares of the undersigned which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of 3D Systems Corporation (the “2007 Annual Meeting”) to be held at 10:00 a.m., E.D.T., on May 15, 2007 at the offices of the Company at 333 Three D Systems Circle, Rock Hill, South Carolina 29730 and at any adjournments or postponements thereof.

This proxy will be voted as directed, or, if no contrary direction is indicated, will be voted FOR the Election of all of the Director Nominees, FOR Proposal No. 2, and as recommended by the Board of Directors on any other matters that may come before the Annual Meeting or any adjournments or postponements thereof or, in the absence of a board recommendation on any such other proper matters, in the proxy holders’ discretion.

SEE REVERSE SIDE

Your vote is important. Please vote Today!
Please mark, sign, date and return your proxy form in the envelope provided.
Address Change/Comments (Mark the corresponding box on the reverse side)